Exhibit 10.1

_________________________

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

MASTER SUPPLY AGREEMENT

between

ALLIANT ENERGY CORPORATE SERVICES, INC.,

AS AGENT FOR INTERSTATE POWER AND LIGHT COMPANY AND

WISCONSIN POWER AND LIGHT COMPANY,

as Buyer

and

VESTAS-AMERICAN WIND TECHNOLOGY, INC.

as Supplier

for

WIND TURBINE EQUIPMENT SUPPLY

for

MULTIPLE WIND ENERGY GENERATION FACILITIES

Dated as of June 1, 2008

Table of Contents

Page

ARTICLE 1. DEFINITIONS AND RULES OF INTERPRETATION	1
1.1 Definitions	1
1.2 Recitals, Articles, Sections and Exhibits	19
1.3 Gender	19
1.4 Successors and Assigns	19
1.5 Day	19
1.6 Grammatical Forms	19
1.7 References to Documents	19
ARTICLE 2. PURCHASE AND SALE COMMITMENT	20
2.1 Commitment Quantity	20
ARTICLE 3. PROJECTS AND PROJECT DOCUMENTS	20
3.1 Effect of Execution of Project Documents	20
3.2 Equipment Options Notices	20
3.3 Project Notices	21
3.4 Site Review	21
3.5 Installation Services	23
3.6 Site Facilities	23
3.7 Project Documents	24
3.8 Third Party Owner	24
ARTICLE 4. PRICING AND PAYMENT	26
4.1 Wind Turbine Base Price	26
4.2 Group Base Price	27
4.3 Payments for Wind Turbine Base Price	27
4.4 Optional Equipment Payments	29
4.5 Application of Payments to Project Contract Price	29
4.6 Hedging	29
4.7 Adjustments	31
4.8 Invoicing	32
4.9 Disputed Payments	33
4.10 Late Payments	33
4.11 Taxes	33
4.12 Supplier MSA Parent Guaranty	33
4.13 Buyer Payment Security	33
ARTICLE 5. TITLE, RISK OF LOSS, CARE, CUSTODY AND CONTROL	34
5.1 Title	34
5.2 Risk of Loss	34
ARTICLE 6. DELIVERY AND STORAGE	34
6.1 Delivery of Wind Turbines	34
6.2 Storage	36
6.3 Maintenance During Storage	36
6.4 Extended Storage	37
6.5 Guaranteed Delivery Dates	38
6.6 Supplier Permits	39
6.7 Standard of Performance	39
6.8 Supplier’s Manager	39
6.9 Subcontractors and Vendors	40
6.10 Liens	40
6.11 Taxes	41
6.12 Manufacturing Facility	41
ARTICLE 7. ADDITIONAL BUYER OBLIGATIONS	42
7.1 Right of Access	42
7.2 Transportation Access	42
7.3 Loading, Unloading and Delivery Device Return	42
7.4 Standard of Performance	43
7.5 Buyer’s Manager	43
7.6 Buyer Permits	44
7.7 Hazardous Site Conditions	44
7.8 Soil and Subsurface Conditions	44
ARTICLE 8. PROPRIETARY RIGHTS	45
8.1 Grant of and Rights to License	45
8.2 No Copies	45
8.3 Proprietary Notices	45
8.4 No Reverse Engineering	45
8.5 Improvements	46
8.6 Ownership	46
8.7 Enforcement	46
8.8 Durations and Transfers	47
8.9 Government End Users	48
8.10 Export Restrictions	48
8.11 Reservation of Rights	48
ARTICLE 9. EXCUSABLE EVENTS	48
9.1 Excusable Events	48
9.2 Change Order for Excusable Event	49
9.3 Procedures upon Excusable Event or Force Majeure	49
9.4 Burden of Proof	50
ARTICLE 10. CHANGE ORDERS	50
10.1 Change Order	50
10.2 Change Order Process	51
10.3 Default Change Order Pricing	51
10.4 Change Order Restrictions	51
10.5 No Change	52
10.6 Accounting and Auditing	52
ARTICLE 11. INSURANCE	52
ARTICLE 12. LIMITATIONS ON LIABILITY	53
12.1 Overall Limitation of Liability	53
12.2 Consequential Damages	53
12.3 Releases Valid in All Events	53
12.4 Survival	54
ARTICLE 13. CONFIDENTIALITY AND PUBLICITY	54
13.1 Confidential Information	54
13.2 Publicity	56
13.3 Survival	56
13.4 Remedies	56
ARTICLE 14. REPRESENTATIONS AND WARRANTIES OF SUPPLIER	57
14.1 Due Organization; Valid Existence; Qualified to do Business	57
14.2 Due Authorization	57
14.3 Execution and Delivery	57
14.4 Governmental Approvals	57
14.5 Permits	57
14.6 Accuracy of Information	57
14.7 Title	57
14.8 Rights to Licensed Materials	58
ARTICLE 15. REPRESENTATIONS AND WARRANTIES OF BUYER	58
15.1 Due Organization; Valid Existence; Qualified to do Business	58
15.2 Due Authorization	58
15.3 Execution and Delivery	58
15.4 Governmental Approvals	58
15.5 Permits	58
15.6 Accuracy of Information	58
15.7 Correct Project Commercial Information	58
ARTICLE 16. DEFAULT AND TERMINATION	59
16.1 Supplier Defaults	59
16.2 Buyer Defaults	60
16.3 Cure of an Event of Default	60
16.4 Event of Default Remedies	61
16.5 Termination For Buyer Event of Default	62
16.6 Termination For Supplier Event of Default	62
16.7 Termination For Force Majeure Event	63
16.8 Limitations on Transfer of Title Upon Termination	64
16.9 Surviving Obligations	64
ARTICLE 17. INDEMNIFICATION	64
17.1 Indemnification By Buyer	64
17.2 Indemnification By Supplier	65
17.3 Comparative Negligence	65
17.4 Indemnity from Liens	65
17.5 Indemnification Procedure	65
17.6 Infringement Indemnification by Supplier	66
17.7 Infringement Indemnification by Buyer	67
17.8 Survival	68
ARTICLE 18. DISPUTE RESOLUTION	68
18.1 Referral to Senior Management	68
18.2 Arbitration Procedure	68
18.3 Fees	69
18.4 Performance During Dispute	69
18.5 Third Parties	69
18.6 Resolution of Project Document Disputes	70
18.7 Independent Engineer	70
18.8 Language	70
18.9 Survival	70
ARTICLE 19. GENERAL PROVISIONS	71
19.1 Waiver	71
19.2 Right of Waiver	71
19.3 Successors and Assigns	71
19.4 Notices	72
19.5 Governing Law	73
19.6 Consent to Jurisdiction	73
19.7 Amendments	73
19.8 Entire Agreement	73
19.9 Independent Contractor	73
19.10 Survival	73
19.11 Further Assurances	74
19.12 Counterparts	74
19.13 NO IMPLIED WARRANTIES	74
19.14 Headings	74
19.15 No Rights in Third Parties	74
19.16 Severability	74
19.17 Joint Effort	74
19.18 Effectiveness	75
19.19 English Language Documents	75
19.20 Notices, Consents and Approvals in Writing	75
19.21 Federal Contractor Requirements	75

List of Exhibits

Exhibit A	Delivery Schedule
A.1	Group 1 Wind Turbine Delivery Schedule
A.2	Group 2 Wind Turbine Delivery Schedule
A.3	Group 3 Wind Turbine Delivery Schedule
Exhibit B	Form of Equipment Options Notice
Exhibit C	Form of Project Notice
Exhibit D	Form of Turbine Supply Agreement
Exhibit E	Form of Turbine Supply and Installation Agreement
Exhibit F	Form of Service Agreement
Exhibit G	Form of Manufacturing Capacity Allocation Certificate
Exhibit H	Form of Ex Works Certificate
Exhibit I	Form of Delivery Certificate
Exhibit J	Approved Major Subcontractors
Exhibit K	Storage Requirements
Exhibit L	Storage Instructions
Exhibit M	Delivery Device Storage Fees
Exhibit N	Form of Delayed Project Documents Execution Certificate
Exhibit O	Form of Delayed Commissioning Completion Certificate
Exhibit P	Form of Delayed Substantial Completion Certificate
Exhibit Q	Form of Delayed Final Completion Certificate
Exhibit R	Form of Delayed SCADA Completion Certificate
Exhibit S	Site Facilities
S.1	Site Facilities Requirements
S.2	Site Facilities Lease
Exhibit T	Annual Fee Parameters
Exhibit U	Payment Schedules
U.1	Payment Schedule
U.2	Accelerated Payment Schedule
Exhibit V	Form of Application for Payment
Exhibit W	Supplier’s Account Information
Exhibit X	Form of Change Order
Exhibit Y	Form of Escrow Agreement
Exhibit Z	Insurance Requirements
Exhibit AA	Form of Supplier MSA Parent Guaranty
Exhibit BB	Form of Letter of Credit
Exhibit CC	Form of Buyer MSA Parent Guaranty
Exhibit DD	Site Review Criteria
Exhibit EE	Initial Proposed Redactions
Exhibit FF	Supplier’s Standard Rate Schedule

MASTER SUPPLY AGREEMENT

This MASTER SUPPLY AGREEMENT (hereinafter this “Agreement”) is entered into this 1st day of June, 2008 (the “Effective Date”), between Vestas-American Wind Technology, Inc., a California corporation (hereinafter “Supplier” or “Vestas”), and Alliant Energy Corporate Services, Inc., as agent for Interstate Power and Light Company, an Iowa corporation, and Wisconsin Power and Light Company, a Wisconsin corporation (hereinafter “Buyer”). Supplier and Buyer are referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS:

A.	WHEREAS, Supplier, either directly or through Affiliates, is engaged in the business of manufacturing and delivering wind power plant equipment and parts and providing related services.
B.	WHEREAS, Buyer, either directly or through Owners, is developing wind power generation facilities.
C.

WHEREAS, Buyer wishes to secure a firm commitment from Supplier for (a) the supply of designated quantities of wind turbine generator sets and related equipment to be installed in various projects Buyer intends to develop and (b) related services.

D.	WHEREAS, Supplier wishes to secure a firm commitment from Buyer for the purchase of (a) such designated quantities of wind turbine generator sets and related equipment and (b) related services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1.

DEFINITIONS AND RULES OF INTERPRETATION

1.1       Definitions. Initially-capitalized terms used in this Agreement (including the preamble and Recitals hereto) and not otherwise defined herein shall have the meanings specified below:

“AAA” has the meaning set forth in Section 18.2.

“Acceptable Bank” shall mean (i) an organization that is a “bank” within the meaning of Section 9-102(a)(8) of the New York Uniform Commercial Code, incorporated or otherwise organized and doing business within the United States, having a Credit Rating on the date of issuance of the Payment Letter of Credit, and thereafter at all times until the Payment Letter of Credit is no longer required, of at least ______* by Standard & Poor’s and _____* by Moody’s (and in each case not on credit watch for a possible downgrade below such levels), that is acceptable to the appropriate credit, risk or other approval committees or officers of Supplier, that is not a wind turbine manufacturer or an Affiliate of a wind turbine manufacturer and that is not involved in any litigation, dispute or arbitration proceeding between Supplier, on the one hand, and such Acceptable Bank, on the other hand, or (ii) such other Person that is acceptable to Supplier in its sole discretion.

“Acceptable Site Review” means a Standard Unqualified Site Review, a Standard Qualified Site Review, or a Conditional Site Review with Project Document Modifications, as applicable, accepted by the Designated Owner.

“Action” has the meaning set forth in Section 8.7.

“Actual Hedge Rate” has the meaning set forth in Section 4.6.1.

“Actual Hedging Date” has the meaning set forth in Section 4.6.1.

“Adjustable Portion” has the meaning set forth in Section 4.2.

“Advanced Grid Option” means the integrated turbine system solution that provides low voltage ride through, as more particularly described in Exhibit D.1.4 to the form of Supply Agreement.

“Affiliate” means, as to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person in question. For the purposes of this definition, the concept of “control,” when used with respect to any specified Person, shall signify the possession of the power to direct the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests.

“Aggregate Base Price” means the aggregate of the Base Prices for all of the Wind Turbines, and includes (i) ____* SCADA System servers and (ii) ____* containers of Lifting and Rigging Equipment, and is set forth in the Payment Schedule.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Delivery Location” means a Buyer Alternate Delivery Location or a Supplier Alternate Delivery Location, as applicable.

“Annual Fee” has the meaning set forth in the applicable Service Agreement.

“Annual Fee Parameters” means the parameters set forth in Exhibit T, as may be adjusted in accordance with Project Document Modifications.

”Anticipated Delivery Date” means the anticipated date for Delivery of the Wind Turbines within the applicable Group of Wind Turbines to the Assumed Delivery Point set forth on Exhibit A.1,  A.2   A.3, as applicable, as the same may be adjusted pursuant to Section 6.1.1(ii) or Article 10.

“Anticipated Hedging Date” means (i) with respect to the Group 1 Wind Turbines and the Group 2 Wind Turbines, the first Business Day immediately following Supplier’s receipt of the payment due under Section 4.3.1, and (ii) with respect to the Group 3 Wind Turbines, the Business Day designated by Buyer as the date on which Buyer wishes to hedge the Adjustable Portion of the Group 3 Base Price in a written notice delivered to Supplier, which date shall be no earlier than fourteen (14) days after the date such notice is delivered to Supplier and no later than twenty one (21) days before the payment under Section 4.3.3(i) is due for the Group 3 Wind Turbines.

“Applicable Laws” means, with respect to each Party, all laws, codes, ordinances, statutes, rules, regulations, orders, decrees, judgments, injunctions, notices or binding agreements promulgated or entered into by any Governmental Authority having jurisdiction over such Party, the Project or such Party’s obligations under this Agreement, as the same may be modified, amended or repealed from time to time.

“Application for Payment” has the meaning set forth in Section 4.8.1.

“Approved Major Subcontractor” means a Person identified in Exhibit J.

“Arbitration Notice” has the meaning set forth in Section 18.2.

“Assign” or “Assignment” means (i) an assignment, transfer or pledge of this Agreement, whether such assignment, transfer or pledge is by operation of law or otherwise, and (ii) a Change in Control of a Party.

“Assignee” means (i) the Person to whom this Agreement is transferred, whether by Assignment, transfer, pledge or succession by operation of law or otherwise, or (ii) the Person who acquired control of a Party pursuant to a Change in Control of such Party.

“Assumed Delivery Point” means the location or locations in Franklin County, Iowa for any Group of Wind Turbines for which IPL is the Designated Owner and the location or locations in Freeborn County, Minnesota for any Group of Wind Turbines for which WPL is the Designated Owner, as designated by Buyer, complying with the Storage Requirements to allow the Turbine Equipment to be stored in accordance with the Storage Instructions.

“Assumed Hedging Rate” has the meaning set forth in Section 4.3.1.

“Availability Covenants” means the obligations of Supplier described in Section 2.3 to the form of Service Agreement and Exhibit D to the form of Service Agreement.

“Bank Credit Downgrade Event” means that the Credit Rating of an Acceptable Bank that provided a Payment Letter of Credit falls below the minimum required levels specified therefor or an Acceptable Bank is placed on credit watch for a possible downgrade below the minimum levels specified therefor.

“Base Price” has the meaning set forth in Section 4.1 and is set forth in the Payment Schedule.

“Blade Set” means a complete set of three (3) blades for a Wind Turbine.

“Business Day” means every day other than a Saturday, Sunday or a day on which banks are required or authorized by law or executive order to close in the State of Oregon, the State of New York, the State in which the Delivery Point is located, or, with respect to Section 4.6 only, the Kingdom of Denmark.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Alternate Delivery Location” means the delivery location selected by Buyer in accordance with Section 6.1.1 that complies with Exhibit K (the Storage Requirements) to allow the Turbine Equipment to be stored in accordance with Exhibit L (the Storage Instructions) and permits Supplier to Deliver the relevant Turbine Equipment through the railhead at Calmar, Iowa.

“Buyer Data” has the meaning set forth in Section 8.6.2.

“Buyer Event of Default” has the meaning set forth in Section 16.2.

“Buyer Indemnified Party” has the meaning set forth in Section 17.2.

“Buyer Intellectual Property” has the meaning set forth in Section 17.7.1.

“Buyer MSA Parent Guaranty” means a parent guaranty executed by Buyer Parent for the benefit of Supplier, which parent guaranty shall be substantially in the form of Exhibit CC.

“Buyer Parent” means Alliant Energy Corporation, a Wisconsin corporation.

“Buyer Permits” has the meaning set forth in Section 7.6.

“Buyer Responsible Party” means Buyer, its subcontractors, or any Person or entity directly employed by any of them, or any Person or entity for whose acts any of them is liable.

“Buyer’s Manager” has the meaning set forth in Section 7.5.

“Change in Control” means, with respect to a Party, a transaction or series of transactions where the Persons who hold fifty percent (50%) or more of the equity ownership of a Party or have the power to direct the management and policies of such Party prior to such transaction or series of transactions cease to hold fifty percent (50%) or more of the equity ownership of such Party or have the power to direct the management and policies of such Party as a result of such transaction or series of transactions.

“Change in Law” means, (A) after the Effective Date, the enactment, adoption, promulgation, modification or repeal of any Applicable Law; or (B) the imposition of any material conditions on the issuance or renewal of any applicable Permit after the Effective Date (notwithstanding the general requirements contained in any applicable Permit at the time of application or issue to comply with future laws, ordinances, codes, rules, regulations or similar legislation).

“Change Order” has the meaning set forth in Section 10.1.

“Change Order Information” has the meaning set forth in Section 10.2.

“Climatic Data Sheet” has the meaning set forth in the applicable Supply Agreement.

“Commissioning” means the Supplier's performance of certain activities listed on the applicable commissioning completion checklist under the applicable Supply Agreement.

“Component” means a Turbine Nacelle, blade, Hub or Tower section, as applicable.

“Conditional Site Review” has the meaning set forth in Section 3.4.2.

“Confidential Information” has the meaning set forth in Section 13.1.1.

“Credit Rating” means, for any Person, the long-term corporate credit rating or the unsecured, senior long term and unenhanced debt rating of such Person, as given by Standard & Poor’s or Moody’s, as applicable.

“Delayed Commissioning Completion Certificate” means a certificate in the form of Exhibit O that is delivered in accordance with Section 4.3.3(iv).

“Delayed Final Completion Certificate” means a certificate in the form of Exhibit Q that is delivered in accordance with Section 4.3.3(vi).

“Delayed Project Documents Execution Certificate” means a certificate in the form of Exhibit N that is delivered in accordance with Section 4.3.3(i).

“Delayed SCADA Completion Certificate” means a certificate in the form of Exhibit R that is delivered in accordance with Section 4.3.3(vii).

“Delayed Substantial Completion Certificate” means a certificate in the form of Exhibit P that is delivered in accordance with Section 4.3.3(v).

“Deliver”, “Delivered” or “Delivery” means that Supplier has transported the relevant portion of the Turbine Equipment to the Delivery Point and (i) in the case of transportation to the Assumed Delivery Point or the Buyer Alternate Delivery Location, has made such Turbine Equipment available for offloading or (ii) in the case of transportation to the Supplier Alternate Delivery Location, has offloaded such Turbine Equipment.

“Delivery Certificate” means a certificate in the form of Exhibit I that is delivered in accordance with Section 6.1.2.

“Delivery Delay Liquidated Damages” has the meaning set forth in Section 6.5.2.

“Delivery Devices” means the parts container, the Hub stands, the nootebooms, the frames and racks for the blades and Turbine Nacelles, Tower feet, transport stands and such other items listed on Exhibit M.

“Delivery Point” means, as determined in accordance with Section 6.1.1, (i) the Assumed Delivery Point, (ii) an Alternate Delivery Location, (iii) a Site Delivery Point or (iv) any other location mutually agreed to in writing by the Parties after the Effective Date.

“Designated Owner” means the applicable Owner that Buyer has designated in writing as being the Person that will take title to the applicable Group of Wind Turbines. As of the Effective Date, IPL is the Designated Owner of the Group 1 Wind Turbines and WPL is the Designated Owner of the Group 2 Wind Turbines and the Group 3 Wind Turbines; provided that Buyer has the right to reallocate the Groups of Wind Turbines, in whole or in part, among WPL and IPL.

“Designated Owner 1st Credit Downgrade Event” means the (a) Credit Rating, by Standard & Poor’s or Moody’s, of the relevant Designated Owner falls by two ratings below such Designated Owner’s Credit Rating on the Effective Date but remains above BBB- by Standard & Poor’s and Baa3 by Moody’s, or (b) such Designated Owner is placed on credit watch for a possible downgrade that would result in such Designated Owner’s Credit Rating falling by two ratings below such Designated Owner’s Credit Rating on the Effective Date.

“Designated Owner 2nd Credit Downgrade Event” means the Credit Rating of the relevant Designated Owner falls such that it is at or below BBB- by Standard & Poor’s or Baa3 by Moody’s or such Designated Owner is placed on credit watch for a possible downgrade below such minimum levels.

“Disclosing Party” has the meaning set forth in Section 13.1.1.

“Dispute” has the meaning set forth in Section 18.1.

“Dollar” or “$” means a dollar of the U.S.

“Effective Date” has the meaning set forth in the preamble hereto.

“Environmental Laws” means all Applicable Laws relating in any way to the environment, preservation or reclamation of natural resources, the management, environmental release or threatened environmental release of any Hazardous Substance or to health and safety matters, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq. as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act, 33 U.S.C. §1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Uranium Mill Tailings Radiation Control Act, 42 U.S.C. §7901 et seq; the Federal Insecticide, Fungicide and Rodenticide Act, 7 § U.S.C. 4901 et seq; the National Environmental Policy Act, 42 U.S.C. §4321 et seq; the Noise Control Act, 42 U.S.C. §4901 et seq; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; and the amendments, regulations, orders, decrees, permits, licenses or deed restrictions now or hereafter promulgated thereunder and any state and local counterparts or equivalents, in each case as amended from time to time.

“EPT” means Eastern Prevailing Time.

“Equipment Options Notice” means a written notice substantially in the form of Exhibit B that is delivered in accordance with Section 3.2.

“Equipment Options Notice Outside Date” means (i) with respect to the Group 1 Wind Turbines, the earlier of (a) the execution date of the Project Documents for the Group 1 Wind Turbines, or (b) June 2, 2008 and (ii) with respect to the Group 2 Wind Turbines and the Group 3 Wind Turbines, the date that is ____* months prior to the first Guaranteed Delivery Date for the relevant Group of Wind Turbines.

“Equipment Supply Obligations” has the meaning set forth in the form of Turbine Supply Agreement.

“Escrow Agreement” means the documentary escrow agreement between and among Supplier, Buyer, Supplier Parent and Germanischer Lloyd Industrial Services GmbH or such other escrow agent as is mutually acceptable to Supplier, Supplier Parent and Buyer, substantially in the form of Exhibit Y and executed and delivered in accordance with Section 6.4.2.

“Euro” or “€”means the single lawful currency of the participating member states of the European Union.

“Event of Default” means either a Buyer Event of Default or a Supplier Event of Default, as applicable.

“Ex Works” means, with respect to any Component of Turbine Equipment, such Component of Turbine Equipment has been completely manufactured and assembled (except to the extent further assembly thereof on the Project Site is contemplated by the Technical Specifications or the form of Supply Agreement) and loaded for transportation from Supplier’s or the applicable Vendor’s manufacturing facilities to the Delivery Point.

“Ex Works Certificate” means a certificate in the form of Exhibit H that is delivered in accordance with Section 4.3.3(ii).

“Excusable Event” has the meaning set forth in Section 9.1.

“Existing Master Agreements” means those “frame agreements” and “master purchase agreements” in effect on the Effective Date between Supplier and any Subcontractor or Vendor pursuant to which Supplier may purchase all or a portion of the Turbine Equipment or perform all or a part of Supplier’s obligations hereunder pursuant to purchase orders, including the “frame agreement” between Supplier and Supplier Parent respecting, among other things, an exclusive distribution license to sell wind turbines in North America.

“Force Majeure Event” means any event which is not within the reasonable control of the Party affected, and with the exercise of due diligence, could not reasonably be prevented, avoided or removed by such Party, and does not result from such Party’s negligence or the negligence of its agents, employees or subcontractors, which causes the Party claiming that a Force Majeure Event occurred to be delayed, in whole or in part, or unable, to partially or wholly perform its obligations under this Agreement (other than a lack of funds or finances) or that damages (or is reasonably expected to damage) equipment, including: natural disasters; landslides; drought; fire; flood; extreme weather conditions, including those affecting visibility; earthquake; lightning; hail; hurricanes; tornados; tsunamis; ice and ice storms; perils of sea; volcanic activity; epidemic; war (whether declared or undeclared) or other armed conflict; acts of God or the public enemy; riot; explosions; civil disturbance; sabotage; strikes, lockouts or labor disputes (except for strikes, lockouts or labor disputes isolated to the Party claiming a Force Majeure Event); vandalism; terrorism or documented threats of terrorism; action, ruling, decree or injunction of a Governmental Authority; seasonal or weather based road restrictions as issued by any Governmental Authority; blockades; accidents in shipping or transportation (but solely to the extent such accident would itself be a Force Majeure Event if the Person shipping or transporting were a party hereto); and the closing of or congestion (beyond reasonably foreseeable levels) in any harbor, dock, port, canal or area adjunct thereto. Force Majeure Events include the failure of a contractor, subcontractor or supplier to furnish labor, services, materials or equipment in accordance with its contractual obligations (but solely to the extent such failure is itself due to a Force Majeure Event). Force Majeure Events shall not include (a) a Party’s financial inability to perform under this Agreement, (b) a failure of equipment except if caused by a Force Majeure Event, (c) unavailability of replacement or spare parts except if caused by a Force Majeure Event, (d) sabotage by employees or any contractors, subcontractors or suppliers of the Party claiming the Force Majeure Event, or (e) Buyer’s failure to obtain or maintain a Permit that impacts Supplier’s obligations hereunder.

“Fuel Price” means the _____*-day rolling average price of bunker fuel IFO380 in Rotterdam as published on the web site www.bunkerworld.com/markets/prices/nl_rtm_____*.html (or if such price shall cease to be published, such other price as may be reasonably agreed by Buyer and Supplier).

“Fuel Price_____*” means the Fuel Price for the _____* day period ending on _____*, being $_____* per metric ton.

“Fuel Price______*” means the Fuel Price for the last _____*-day period for which the Fuel Price is published on the Business Day immediately preceding _____*.

“Governmental Authority” means any federal, state, local, municipal or other governmental, regulatory, administrative, judicial, public or statutory instrumentality, court or governmental tribunal, agency, commission, authority, body or entity, or any political subdivision thereof, having legal jurisdiction over the matter or Person in question.

“Group 1 Base Price” means the sum of the Base Prices of the Group 1 Wind Turbines.

“Group 1 Wind Turbines” means the one hundred twenty-one (121) Wind Turbines with the Guaranteed Delivery Dates set forth in Exhibit A.1, the one (1) SCADA System associated with such Wind Turbines and one (1) set of Lifting and Rigging Tools for use with construction of such Wind Turbines in accordance with a Turbine Supply Agreement.

“Group 2 Base Price” means the sum of the Base Prices of the Group 2 Wind Turbines.

“Group 2 Wind Turbines” means the one hundred twenty-two (122) Wind Turbines with Guaranteed Delivery Dates set forth in Exhibit A.2, the one (1) SCADA System associated with such Wind Turbines and one (1) set of Lifting and Rigging Tools for use with construction of such Wind Turbines in accordance with a Turbine Supply Agreement.

“Group 3 Base Price” means the sum of the Base Prices of the Group 3 Wind Turbines.

“Group 3 Wind Turbines” means the sixty (60) Wind Turbines with Guaranteed Delivery Dates set forth in Exhibit A.3, the one (1) SCADA System associated with such Wind Turbines and one (1) set of Lifting and Rigging Tools for use with construction of such Wind Turbines in accordance with a Turbine Supply Agreement.

“Group Base Price” means the Group 1 Base Price, the Group 2 Base Price or the Group 3 Base Price, as applicable.

“Group Maximum Liability” means the applicable Group Base Price plus (or minus) the amount of the fuel and steel price adjustments described in Section 4.7 plus any additional amounts payable with respect to any Change Orders issued for the relevant Group of Wind Turbines plus the price of any Optional Equipment purchased pursuant to this Agreement for the relevant Group of Wind Turbines.

“Group of Wind Turbines” means the Group 1 Wind Turbines, the Group 2 Wind Turbines or the Group 3 Wind Turbines, as applicable.

“Guaranteed Delivery Dates” means the guaranteed dates for Delivery of the Wind Turbines within the applicable Group of Wind Turbines to the Assumed Delivery Point set forth on Exhibit A.1, A.2 A.3, as applicable, as the same may be adjusted pursuant to Section 6.1.1(ii) or Article 10.

“Hazardous Substances” means all explosive or radioactive substances and all hazardous or toxic substances, wastes, emissions, or other pollutants, including petroleum or petroleum distillates, waste, product or related materials, asbestos or asbestos containing materials, polychlorinated biphenyls, radioactive chemicals, chemicals known or suspected to cause cancer or reproductive toxicity, radon gas, infectious or medical wastes and all other substances, pollutants or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Bank” means any internationally recognized bank of good reputation, as may be reasonably selected by Supplier.

“Hub” means the hub of a Wind Turbine to which the blades are attached as described in Exhibit D of the applicable form of Supply Agreement.

“INCOTERMS 2000” means the International Rules for the Interpretation of Trade Terms as prepared by the International Chamber of Commerce and as may be amended, supplemented or replaced from time to time.

“Indemnified Party” has the meaning set forth in Section 17.5.

“Indemnifying Party” has the meaning set forth in Section 17.5.

“Independent Engineer” means Global Energy Concepts or, if Global Energy Concepts is unavailable, Garrad Hassan, or if neither such Persons are available, such other independent engineer agreed by the Parties.

“Infringement Claim Costs” means any and all judgments, damages, fines, awards, penalties and interest associated with any of the foregoing, that, in each case, are finally awarded in a claim for which an Indemnifying Party is obligated to indemnify an Indemnified Party under Sections 17.6 or 17.7, and costs and expenses, including reasonable attorneys’ fees, court costs and other reasonable costs of bonds, suit, arbitration, dispute resolution or other similar proceedings associated with defending such claim.

“Initial Down Payment” means the payment made by Buyer pursuant to Section 4.3.1.

“Installation Services” means, for any Project, the assembly, erection and installation of the Wind Turbines at the Project Site by Supplier or a subcontractor of Supplier, all as more particularly described in the form of Turbine Supply and Installation Agreement.

“Intellectual Property” means all (i) recognized protectable intellectual property existing from time to time under any laws or regulations, including patents, copyrights, copyrightable works, corporate names, logos, slogans, trade names, trademarks, trade dress, service marks, applications for any of the foregoing, software, firmware, trade secrets, mask works, industrial design rights, rights of priority, know how, design flows, methodologies and any and all intangible protectable proprietary information that is legally recognized and (ii) algorithms, designs, drawings, formulae, know-how, ideas, concepts, inventions, plans, processes, software, techniques, tools, trade secrets, hardware, works of authorship, and other technology, whether or not protectable by any form of intellectual property rights. Supplier’s Intellectual Property includes (i) all patents issued to Supplier, Supplier Parent or their Affiliates, in any country including supplemental protection certificates that have issued or in the future issue from any of the foregoing and utility models, design patents and certificates of invention, (ii) all patent applications filed by Supplier, Supplier Parent or their Affiliates in any country, (iii) all divisionals, substitutes, continuations, continuations-in-part, reissues, re-examination certificates, renewals, extension or additions to any such patents and patent applications (as applicable), (iv) any other patents and industrial designs, as well as applications with respect to the same, developed by Supplier, Supplier Parent, or their Affiliates, (v) any confidential trade secrets related to research, development, design, construction, manufacturing, financing, logistics, erection, running, maintenance, repair, dismantling of Turbine Equipment and wind power technology developed by Supplier, Supplier Parent, or their Affiliates, (vi) any software contained or embedded in the Turbine Equipment and (vii) any standalone software developed by Supplier, Supplier Parent or their Affiliates.

“Interim Service Fee” has the meaning set forth in the applicable Service Agreement.

“IPL” means Interstate Power and Light Company, an Affiliate of Buyer.

“License” has the meaning set forth in Section 8.1.

“Licensed Patents” means, collectively, the following patents that are issued to Supplier, Supplier Parent or any of their Affiliates and that would necessarily be infringed by the use, offer, sale, remanufacture, maintenance, or importation of any part of the Turbine Equipment, as permitted and contemplated herein: (a) all patents issued in the Territory as of the Effective Date, (b) any patents that issue from patent applications in the Territory pending as of, or filed after, the Effective Date and (c) any continuations, continuations in part, divisions, reissues, and all patents issuing therefrom.

“Licensed Technology” means, collectively, all of the following owned by Supplier, Supplier Parent or their Affiliates: (a) training processes and the contents of any manuals, use instructions and other documentation relating to the Turbine Equipment provided to Buyer, (b) the Licensed Patents and the technology defined by the claims of the Licensed Patents, (c) software and firmware embedded in or integrated with the Turbine Equipment, including the SCADA System, (d) the Technical Specifications, (e) any other trade secrets, proprietary information and know-how provided or disclosed by Supplier for Buyer’s use under this Agreement and (f) any improvements of or updates to any of the foregoing provided to Buyer.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under Applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Lift Assist Device” means a climbing aid for vertical ladders, as more particularly described in Exhibit D.6.2 to the form of Supply Agreement.

“Lifting and Rigging Equipment” means the equipment to be set forth on Exhibit A.5 to the applicable Turbine Supply Agreement.

“Local Roads” means those roads starting (a) after the end of the last publicly maintained road with a load bearing capacity of at least 20,000 lbs per axle that is closest to the relevant Project Site or (b) immediately before the first intervening, unavoidable bridge, en route to the Project Site that does not have a load bearing capacity of at least 20,000 lbs per axle.

“Losses” means claims, judgments, demands, damages, fines, losses, liabilities, offsets, interest, awards, penalties and costs and expenses, including reasonable attorneys’ fees, court costs and other reasonable costs of suit, administrative proceedings, administrative investigations, litigation, arbitration, dispute resolution or other similar proceedings.

“Low Temperature Package” means the arctic specification for a Wind Turbine, as more particularly described in Exhibit D.1.6 to the form of Supply Agreement.

“Major Subcontract” means any agreement with a Subcontractor to perform any components of Supplier’s obligations hereunder the cost of which, under the relevant Subcontract, exceeds $_____*.

“Maximum Level” has the meaning set forth in Section 4.6.1.

“Maximum Liability” means the Aggregate Base Price plus any additional amounts payable with respect to any Change Orders issued for the relevant Group of Wind Turbines plus the price of any Optional Equipment purchased pursuant to this Agreement for the relevant Group of Wind Turbines plus (or minus) the amount of the fuel and steel price adjustments described in Section 4.7 less the aggregate of the Project Contract Prices for the Projects for which Project Documents have been executed and delivered.

“Moody’s” means Moody's Investor Services Inc.

“Nominated Wind Turbines” has the meaning set forth in Exhibit O to the applicable Supply Agreement.

“Operating Manual” has the meaning set forth in the form of Turbine Supply Agreement.

“Optional Equipment” means the optional equipment for the Turbine Equipment set forth on Exhibit B.

“Overpayment” has the meaning set forth in Section 6.5.4.

“Owner” means (i) Wisconsin Power and Light Company, (ii) Interstate Power and Light Company or (iii) any Person reasonably approved by Supplier that is an Affiliate of Buyer and owns a Project; provided that in no event shall Owner be a wind turbine manufacturer or an Affiliate of a wind turbine manufacturer.

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Party Representative” or “Parties’ Representatives” has the meaning set forth in Section 18.1.

“Payment Letter of Credit” means one or more standby payment letter(s) of credit, substantially in the form of Exhibit BB and otherwise in form and substance reasonably acceptable to Supplier and Buyer, issued for the benefit of Supplier by an Acceptable Bank and which (i) permits the beneficiary thereof to assign or otherwise transfer its interest without the consent of such Acceptable Bank, (ii) are drawable in full if not renewed or replaced with a letter of credit in substantially the same form as the Payment Letter of Credit at least twenty one (21) days prior to its expiry unless such expiration date is more than twenty one (21) days after Buyer is scheduled to make its final payment of the relevant Group Base Price, (iii) have collectively, at all times, a stated amount of not less than the Payment Security Amount, (iv) are payable and drawable at an office of such issuing bank in New York City, or location otherwise reasonably acceptable to Supplier, (v) are payable in immediately available funds in Dollars and, unless Supplier hedges the Adjustable Portion in accordance with Section 4.6, Euros and (vi) are governed by the Uniform Customs and Practice for Documentary Credits (2007) Revision International Chamber of Commerce Publication No. 600, or by subsequent Uniform Customs and Practice fixed by subsequent Congresses of the International Chamber of Commerce, and any amendments or additions thereto, and, to the extent not governed thereby, the laws of the State of New York.

“Payment Schedule” means the payment schedule set forth in Exhibit U.1 or, if the terms and conditions set forth in Section 4.13.1 are applicable, the accelerated payment schedule set forth in Exhibit U.2.

“Payment Security” means (i) the executed Buyer MSA Parent Guaranty, or (ii) if Buyer Parent Credit Rating is less than investment grade, the Payment Letter of Credit.

“Payment Security Amount” means the lesser of (i) the then-outstanding amount of the applicable Group Base Price plus any amounts past due for the applicable Group of Wind Turbines under Section 4.7 or (ii) the amount of the applicable Group Base Price payable for all payments due after Ex Works plus any amounts past due for the applicable Group of Wind Turbines under Section 4.7.

“Permits” means any valid waiver, exemption, variance, franchise, permit, authorization, license or similar order of or from, or filing or registration with, or notice to, any Governmental Authority having jurisdiction over the matter in question.

“Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, governmental or political subdivision or agency thereof.

“Prime Rate” means the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks, also known as the “prime rate,” as published in the Wall Street Journal on the last Business Day of the most recent calendar month.

“Project” means a single wind power generation facility at which Supplier shall Commission the Turbine Equipment pursuant to a Supply Agreement.

“Project Base Price” has the meaning set forth in Section 4.1.

“Project Contract Price” means the total contract price to be calculated for a Project based on the designated Equipment Supply Obligations or Work, as applicable, for a Project, to include the Project Base Price, plus, in each of the following cases, if applicable, (i) the price applicable to Optional Equipment, (ii) the price applicable to the Installation Services, (iii) the price applicable to the Transportation Services, (iv) the prices applicable to any SCADA System in excess of the amounts included in the Aggregate Base Price, (v) the prices applicable to any Lifting and Rigging Equipment in excess of the amounts included in the Aggregate Base Price, and (vi) any amounts payable for Taxes pursuant to Section 4.11 less, if applicable, any amounts payable pursuant to Section 6.5.

“Project Document Modifications” has the meaning set forth in Section 3.4.2.

“Project Documents” means, for each Project, (i) the Turbine Supply Agreement or the Turbine Supply and Installation Agreement, as applicable, and (ii) the Service Agreement.

“Project Documents Commencement Date” means, for any Project, (i) if Supplier will not be providing Installation Services, not less than _____* months following execution and delivery by Supplier and the Designated Owner of the Project Documents and (ii) if Supplier will be providing Installation Services, not less than _____* months following execution and delivery by Supplier and the Designated Owner of the Project Documents; provided that if Project Documents for the Proposed Group 1 Project are executed on or before June 30, 2008, the Project Documents Commencement Date for the Proposed Group 1 Project shall be the first Guaranteed Delivery Date for the Group 1 Wind Turbines or such other date as may be agreed by the Parties prior to the execution of Project Documents.

“Project Notice” means a written notice substantially in the form of Exhibit C that is delivered in accordance with Section 3.3.

“Project Site” means all those parcels of land subject to the Real Property Rights in favor of the Designated Owner on which a Project shall be located, as more particularly described in the applicable Supply Agreement.

“Project Site Data” means all data relating to the Project Site that is gathered or prepared by or on behalf of Buyer or the Designated Owner and provided to Supplier, including (a) the information contemplated in Exhibit H to the applicable form of Supply Agreement, (b) complete wind resource and relevant site data (including the topographic characteristics of the Project Site), (c) a summary of historical climatic conditions at the Project Site available to Buyer for the Project Site, including a one-year wind data series with ten (10) minute statistics from a representative position on the Project Site, (d) a complete set of the data required for the Climatic Data Sheet, (e) a wind rose and data on extreme wind and turbulence conditions and (f) any other information supplied by Buyer and utilized by Supplier in making its determination with respect to Project Specific Operational Requirements.

“Project Specific Operational Requirements” means any Wind Turbine operational requirements or limitations that Buyer would have to comply with in order for Supplier to provide the Warranties and the Availability Covenants for the relevant Project determined in accordance with the Site Review Criteria.

“Proposed Group 1 Project” means the proposed project at which all of the Group 1 Wind Turbines will be erected and installed located in Franklin County, Iowa and more commonly known as “Whispering Willow”.

“Prudent Wind Industry Practices” means, in connection with the design, construction and unloading of components, with respect to Buyer, and the supply, servicing, transportation, and unloading of components, with respect to Supplier, for wind power generation systems of the type and size and having geographical attributes similar to the Projects contemplated hereunder, those practices, methods, specifications and standards of safety, performance, dependability, efficiency and economy generally recognized by industry members in the U.S. as good and proper, and such other practices, methods or acts which, in the exercise of reasonable judgment by those reasonably experienced in the industry in light of the facts known at the time a decision is made, would be expected to accomplish the result intended at a reasonable cost and consistent with Applicable Laws, reliability, safety and expedition. Prudent Wind Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts.

“Real Property Rights” means all rights in or to real property, including leases, agreements for use or access, Permits, easements, licenses, rights of way, and utility and railroad crossing rights required to be obtained or maintained in connection with the Delivery of the Turbine Equipment to the Assumed Delivery Point or the Buyer Alternate Delivery Location.

“Receiving Party” has the meaning set forth in Section 13.1.1.

“Reference Documents” has the meaning set forth in the form of Service Agreement.

“Representative Agreement” means any confidentiality, non-disclosure or similar agreement between Buyer or its Affiliates and any third party with respect to Confidential Information.

“Rules” has the meaning set forth in Section 18.2.

“Sales Taxes” means all applicable sales, use, gross receipts, services or similar taxes (including any and all items of withholding, deficiency, penalty, interest, or assessment related thereto) imposed by any Governmental Authority in connection with the purchase of the Turbine Equipment or the performance of Supplier’s other obligations under this Agreement.

“SCADA System” means the remote control and monitoring system for the Wind Turbines, as more particularly described in Exhibit D.2.1 to the applicable form of Supply Agreement.

“Service Agreement” means a Service and Maintenance Agreement substantially in the form attached hereto as Exhibit F, as may be adjusted in accordance with Project Document Modifications.

“Service Lift” means the service lift located inside the Tower of a Wind Turbine, as more particularly described in Exhibit D.6.1 of the form of Supply Agreement.

“Services” has the meaning set forth in the Service Agreement.

“Site Delivery Point” means the individual Wind Turbine location or other locations at the Project Site(s) designated by Buyer pursuant to Section 6.1.1(ii) that permits Supplier to Deliver the relevant Turbine Equipment through the railhead at Calmar, Iowa.

“Site Facilities” means the site facilities to be constructed by Owner at the Project Site at the election of Supplier pursuant to Section 3.6.

“Site Facilities Lease” means the lease for the Site Facilities substantially in the form of Exhibit S.2.

“Site Facilities Requirements” means the minimum requirements for the Site Facilities set forth on Exhibit S.1.

“Site Review Criteria” means the then-current criteria utilized by Supplier in making its determinations regarding acceptance of site plans and imposition of project specific operational requirements, as more particularly described in Exhibit DD.

“Soil or Subsurface Condition” means any soil, geotechnical or subsurface condition including geological conditions, groundwater conditions, types of surface or subsurface soil, the presence of caverns or voids, religious artifacts, archaeological items, biological matter, the presence of Hazardous Substances at the Delivery Point, and the existence, location or condition of underground pipelines and conduits or other manmade structures, materials or equipment.

“Standard & Poor’s” means Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.).

“Standard Qualified Site Review” has the meaning set forth in Section 3.4.2.

“Standard Unqualified Site Review” has the meaning set forth in Section 3.4.2.

“Steel Price” means (i) with respect to the Group 1 Wind Turbines the price indicated for Hot-Rolled Plates, Asian Carbon Steel Product Prices ($/metric ton), column “Hot Rolled Plate” for the identified month, as set forth in the MEPS Asian Carbon Steel Prices published monthly by MEPS (International) LTD, and (ii) with respect to the Group 2 Wind Turbines and the Group 3 Wind Turbines, the price indicated for Hot-Rolled Plates, North American Carbon Steel Product Prices ($/metric ton), column “Hot Rolled Plate” for the identified month, as set forth in the MEPS North American Carbon Steel Prices published monthly by MEPS (International) LTD.

“Steel Price ____*” means the Steel Price _____* for the Group 1 Wind Turbines is $_____*, and for the Group 2 Wind Turbines and the Group 3 Wind Turbines is $_____*.

“Steel Price_____*” means the Steel Price for the last period for which the Steel Price is published on the _____* immediately preceding the date that is _____* days prior to the scheduled date of _____* of the first Tower section in the relevant Group of Wind Turbines.

“Storage Instructions” means the instructions set forth in Exhibit L.

“Storage Requirements” means the requirements set forth in Exhibit K.

“Subcontract” means any contract, agreement, purchase order, arrangement or understanding between Supplier and a Subcontractor in respect of any of the obligations of Supplier hereunder.

“Subcontractors” means any subcontractor of services to Supplier in connection with the performance of any of its obligations at the Delivery Point.

“Supplier” has the meaning set forth in the preamble to this Agreement.

“Supplier Alternate Delivery Location” means the delivery location selected by Supplier in accordance with Section 6.1.1(iii) that complies with Exhibit K (the Storage Requirements) to allow the Turbine Equipment to be stored in accordance with Exhibit L (the Storage Instructions) and permits Supplier to Deliver the relevant Turbine Equipment through the railhead at Calmar, Iowa.

“Supplier Event of Default” has the meaning set forth in Section 16.1.

“Supplier Indemnified Party” has the meaning set forth in Section 17.1.

“Supplier MSA Parent Guaranty” means a parent guaranty executed by Supplier Parent for the benefit of Buyer, which parent guaranty shall be substantially in the form of Exhibit AA.

“Supplier Parent” means Vestas Wind Systems, A/S, a company organized under the laws of the Kingdom of Denmark.

“Supplier Permits” has the meaning set forth in Section 6.6.

“Supplier Responsible Party” means Supplier, its Subcontractors or any Person or entity directly employed by any of them, or any Person or entity for whose acts any of them are liable during the performance of Supplier’s obligations under this Agreement.

“Supplier’s Manager” has the meaning set forth in Section 6.8.

“Supply Agreement” means a Turbine Supply Agreement or a Turbine Supply and Installation Agreement, as applicable.

“Taxes” means any and all forms of applicable taxation, charges, duties, imposts, levies and rates imposed by the U.S. or any other Governmental Authority (other than income taxes and Sales Taxes), including withholding taxes, corporation tax, capital gains tax, capital transfer tax, inheritance tax, water rates, value added tax, customs duties, capital duty, excise duties, betterment levy, stamp duty, stamp duty reserve tax, national insurance, social security or other similar contributions, and generally any tax, duty, impost, levy, rate or other amount and any interest, penalty or fine in connection therewith.

“Technical Specifications” has the meaning set forth in the form of Supply Agreement.

“Territory” means the U.S.

“Third Party Controversy” has the meaning set forth in Section 18.5.

“Third Party Owner” has the meaning set forth in Section 3.8.1.

“Tower” means a steel tubular tower on which a Wind Turbine will be mounted, including all ladders, platforms, internal lighting, safety equipment and all parts and assemblies necessary for a complete turbine tower, all as described in Exhibit D.3 to the form of Supply Agreement, but specifically excluding anchor bolts, nuts and washers for the Tower foundations.

“Transportation Services” means, for any Project, transportation of the Turbine Equipment from the Delivery Point to the Site Delivery Point, all as more particularly described in the applicable Supply Agreement.

“Turbine Equipment” means the Wind Turbines, Towers and SCADA System and all other materials and equipment supplied or incorporated into a Project by Supplier pursuant to the applicable Supply Agreement or this Agreement, as applicable.

“Turbine Nacelle” means the turbine nacelle component of a Wind Turbine, including gearbox, generator, blade pitch controls and nacelle yaw controls, and associated control and ancillary equipment as described in Exhibit D of the applicable form of Supply Agreement, but excluding the blades, Hubs and Towers.

“Turbine Supply Agreement” means a Wind Turbine Supply Agreement substantially in the form of Exhibit D attached hereto, as may be adjusted in accordance with Project Document Modifications.

“Turbine Supply and Installation Agreement” means a Wind Turbine Supply and Installation Agreement substantially in the form of Exhibit E attached hereto, as may be adjusted in accordance with Project Document Modifications.

“U.S.” means the United States of America.

“Vendors” means any supplier of equipment to Supplier or its Affiliates in connection with the performance of Supplier’s obligations hereunder.

“Warranties” has the meaning set forth in the form of Supply Agreement.

“Wind Turbine” means a Vestas model V82-1.65 MW (Mark V or later) wind turbine generator conforming to Exhibit D to the applicable form of Supply Agreement, including the Turbine Nacelle, Tower, Hub, Blade Set, controller, control panels, anemometers, Full-Load Power Factor Correction option, Advanced Grid Option, Low Temperature Package, any Optional Equipment elected in accordance with Section 3.2 and, as applicable, a Service Lift or Lift Assist Device.

“Work” has the meaning set forth in the form of Turbine Supply and Installation Agreement.

“WPL” means Wisconsin Power and Light Company, an Affiliate of Buyer.

1.2       Recitals, Articles, Sections and Exhibits. References to Recitals, Articles, Sections and Exhibits are, unless otherwise indicated, to Recitals of, Articles of, Sections of and Exhibits to this Agreement. All Exhibits attached to this Agreement are incorporated herein by this reference and made a part hereof for all purposes. References to an Exhibit shall mean the referenced Exhibit and any sub-exhibits, sub-parts, components or attachments included therewith.

1.3       Gender. As used in this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural, and vice versa.

1.4       Successors and Assigns. Unless expressly stated otherwise, references to a Person include its successors and permitted assigns and, in the case of a Governmental Authority, any Person succeeding to its functions and capacities.

1.5       Day. As used in this Agreement, references to “days” shall mean calendar days, unless the term “Business Days” is used. If the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day.

1.6       Grammatical Forms. As used in this Agreement, where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings; the words “herein,” “hereunder” and “hereof” refer to this Agreement, taken as a whole, and not to any particular provision of this Agreement; “including” means “including, for example and without limitation,” and other forms of the verb “to include” are to be interpreted similarly.

1.7       References to Documents. As used in this Agreement, all references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made. Any term defined or provision incorporated in this Agreement by reference to another document, instrument or agreement shall continue to have the meaning or effect ascribed thereto whether or not such other document, instrument or agreement is in effect.

ARTICLE 2.

PURCHASE AND SALE COMMITMENT

2.1	Commitment Quantity.

2.1.1    Buyer hereby agrees to obtain and purchase from Supplier, and Supplier hereby agrees to provide and sell to Buyer, three hundred three (303) Wind Turbines and related Turbine Equipment and certain warranties with respect to such Wind Turbines, all pursuant to the terms and conditions of Supply Agreements, which the Parties shall cause to be completed, executed and delivered according to this Agreement; and

2.1.2    Buyer hereby agrees to obtain from Supplier, and Supplier hereby agrees to provide to Buyer, certain services with respect to the maintenance, servicing and repair of the Wind Turbines and certain Availability Covenants, all pursuant to the terms and conditions of Service Agreements, which the Parties shall cause to be completed, executed and delivered according to this Agreement.

ARTICLE 3.

PROJECTS AND PROJECT DOCUMENTS

3.1       Effect of Execution of Project Documents. It is the intent of the Parties to execute Project Documents for all Turbine Equipment to be supplied by Supplier and purchased by the Designated Owner hereunder. Upon execution and delivery of the Project Documents for a Project in accordance with this Agreement, each Party’s obligations under this Agreement with respect to the corresponding Wind Turbines and related Turbine Equipment for such Project shall be superseded and replaced by the obligations arising under the relevant Project Documents for each such Project and neither Party shall have any further liability or obligation under this Agreement with respect to such Wind Turbines and related Turbine Equipment; provided that (i) the provisions of Article 13 shall survive the execution of Project Documents with respect to Confidential Information disclosed hereunder, (ii) the provisions of Article 5 shall survive the execution of Project Documents to the extent that Turbine Equipment is Delivered to the Delivery Point hereunder, and (iii) if the relevant Project Documents are terminated in accordance with Section 19.12 of the relevant Supply Agreement, each Parties’ obligations under this Agreement with respect to the corresponding Wind Turbines shall be reinstated. From and after the date of execution and delivery of Project Documents for a Project, Supplier’s and the Designated Owner’s obligations with respect to the corresponding Wind Turbines and related Turbine Equipment for such Project shall be governed by the Project Documents for such Project.

3.2	Equipment Options Notices.

3.2.1    The Base Price does not include any Optional Equipment for the Wind Turbines. Buyer may specify Optional Equipment for the applicable Group of Wind Turbines on or before the applicable Equipment Options Notice Outside Date by identifying such Optional Equipment in an Equipment Options Notice that is executed and delivered to Supplier.

3.2.2	Each Equipment Options Notice shall:

(i)        indicate the number of Optional Equipment elected for the relevant Wind Turbines; and

(ii)	specify any other relevant details with respect to the foregoing.
3.3	Project Notices.

3.3.1    Buyer shall execute and deliver to Supplier a Project Notice for each of the proposed Projects.

3.3.2	Each Project Notice shall:

(i)        indicate the name and location of the Project at which the Wind Turbines will be erected and installed, provided that such location shall be on land and within the states of Iowa, Minnesota and Wisconsin;

(ii)       indicate the number of Wind Turbines to be erected and installed at such Project, provided that Buyer may not designate less than _____* Wind Turbines for any single Project,

(iii)      indicate the Wind Turbines with specific Optional Equipment to be erected and installed at such Project, provided that all such Wind Turbines must contain the same Optional Equipment;

(iv)      indicate the number of SCADA System servers to be installed at the Project, provided that Buyer shall not designate less than one (1) SCADA System server for each Project;

(v)	attach the Project Site Data for such Project; and
(vi)	specify any other relevant details with respect to the foregoing.
3.4	Site Review.

3.4.1    Supplier shall commence reviewing the Project Site Data and other attributes of the Project Site, including the wind and other climatic conditions at a proposed Project Site, following receipt of a Project Notice delivered in accordance with Section 3.3; provided, however, that, Supplier shall have no obligation to review such conditions with respect to more than two (2) Project Sites proposed by Buyer within any sixty (60) day period. Supplier shall perform such review in accordance with the Site Review Criteria and Prudent Wind Industry Practices. Supplier shall not be required to perform an analysis of the wind resource or the Wind Turbine siting for optimization purposes. Notwithstanding Supplier’s review of the Project Site Data, it shall be the exclusive responsibility of Buyer and the Designated Owner to ensure that the design and layout of the Project Site, wind resource, climatic conditions, topography, grid connection and Project Site are suitable for the Project and support the power output projections for the Project.

3.4.2    Within sixty (60) days following receipt of a complete Project Notice for a potential Project, Supplier shall notify Buyer whether, based on the Site Review Criteria and Prudent Wind Industry Practices, the Project Site Data and other attributes of the Project Site are such that (i) Supplier would provide the Warranties and the Availability Covenants for such Project on the terms and conditions set forth in the forms of Project Documents attached hereto and in accordance with the Annual Fee Parameters without any Project Specific Operational Requirements (a “Standard Unqualified Site Review”), (ii) Supplier would provide the Warranties and the Availability Covenants for such Project on the terms and conditions set forth in the forms of Project Documents attached hereto and in accordance with the Annual Fee Parameters with specified Project Specific Operational Requirements (a “Standard Qualified Site Review”), (iii) Supplier would provide the Warranties and the Availability Covenants for such Project with specified modifications to the terms and conditions to the Supply Agreement and/or Service Agreement and/or any adjustments to the Annual Fee Parameters that would be required for Supplier to enter into Project Documents for such Project (such additional terms and conditions and/or adjustments, collectively, “Project Document Modifications”) and, if applicable, Project Specific Operational Requirements (a “Conditional Site Review”) or (iv) Supplier will not provide the Warranties or the Availability Covenants for such Project.

3.4.3    If Supplier provides Project Specific Operational Requirements in connection with any Standard Qualified Site Review or Conditional Site Review for any Project in accordance with Section 3.4.2, and Buyer objects to such Project Specific Operational Requirements, then either Party may submit the question of whether Supplier properly applied the Site Review Criteria to the Project Site Data to the Independent Engineer pursuant to Section 18.7. If Supplier refuses to provide the Warranties or the Availability Covenants for a Project, and Buyer disputes such determination, then either Party may submit the question of whether Supplier properly applied the Site Review Criteria to the Project Site Data to the Independent Engineer pursuant to Section 18.7. Buyer may not submit any other issue concerning Supplier’s evaluation of the Project Site Data and the determination of whether Supplier is willing to provide the Warranties or the Availability Covenants to dispute resolution pursuant to Article 18.

3.4.4    Supplier shall not be required to execute and deliver Project Documents for a Project until (a) Supplier has determined that it would provide the Warranties and the Availability Covenants for such Project and (b) the Project Specific Operational Requirements, if any, have been determined. If Supplier notifies Buyer of any Project Document Modifications that are not acceptable to Buyer, Supplier shall have no obligation to enter into Project Documents for such Project. If Buyer accepts the Project Document Modifications, the Parties shall complete the Project Documents with such Project Document Modifications in accordance with Section 3.7.

3.4.5    If the Parties have not entered into Project Documents for a Project within six (6) months following completion of an Acceptable Site Review for such Project, then Supplier shall have the option to (i) require Buyer to provide updated Project Site Data with respect to such Project and (ii) re-perform the Project Site review in accordance with the provisions of this Section 3.4. If Supplier exercises such option, any Acceptable Site Review previously provided by Supplier with respect to the applicable Project shall be null and void and have no further force or effect.

3.5       Installation Services. Buyer may request Supplier to provide a proposal for Installation Services at any time prior to the execution of Project Documents. Following receipt of such a request, Supplier may request from Buyer, and Buyer shall provide, such additional information relating to the Project Site and the proposed schedule for performance of Owner’s obligations under the Turbine Supply and Installation Agreement that Supplier deems necessary to determine whether it is reasonably capable of providing Installation Services for the Project and to prepare a proposal for such Installation Services. If, based on the information provided by Buyer, Supplier determines that it is reasonably capable of providing Installation Services for the Project, Supplier shall provide to Buyer a proposal for Installation Services within ____* month following receipt of a request from Buyer. Such proposal shall include (i) the pricing for the Installation Services based on the information provided by Buyer, (ii) the proposed Guaranteed Facility Substantial Completion Date for the obligations of Supplier at the Project Site, and (iii) any items that are not otherwise provided for in this Agreement but are needed to complete the applicable Turbine Supply and Installation Agreement to include such Installation Services. Such proposal shall be valid for a period of _____* months from the date of delivery to Buyer thereof, after which Supplier may revoke the quote by issuing written notice to Buyer. Buyer shall accept or reject such proposal in writing prior to the expiration or revocation thereof. If Buyer accepts such proposal for such Installation Services, Supplier shall provide such Installation Services for the Project pursuant to the Turbine Supply and Installation Agreement. Supplier shall have no obligation to provide Installation Services for any Project unless and until Supplier and Owner have agreed to the terms of and executed the Turbine Supply and Installation Agreement for such Installation Services.

3.6	Site Facilities.

3.6.1    For each Project other than the Proposed Group 1 Project, Supplier shall have the right to require Buyer or Owner to construct Site Facilities in accordance with the Site Facilities Requirements pursuant to the relevant Project Documents upon notice delivered to Buyer prior to the execution of Project Documents. Upon receipt of any such notice, Buyer shall identify the potential location for the Site Facilities, perform a Phase I environmental study on the relevant real property, and provide a copy of such study to Supplier. Supplier shall notify Buyer within one (1) month whether it will proceed with the Site Facilities Lease at that location. If such location is unacceptable to Supplier due to the results of the Phase I environmental study, the Parties shall cooperate, acting reasonably and in good faith, to identify an alternate location, mutually acceptable to the Parties, for the Site Facilities. The Site Facilities Lease shall be executed contemporaneously with the Project Documents.

3.6.2    If the Parties are unable to agree to any items required for completion of the Site Facilities Lease that are not already set forth in the form of Site Facilities Lease, the Parties shall attempt to resolve the matter in accordance with Section 18.1. If the Parties are unable to resolve the matter in accordance with Section 18.1, either Party may submit any pending items to the dispute resolution procedures set forth in Section 18.2.

3.7	Project Documents.

3.7.1    The Parties shall use diligent, timely, and commercially reasonable and good faith efforts to agree as promptly as practicable after the completion of an Acceptable Site Review to all items required for completion of the Project Documents that have not been agreed to pursuant to this Agreement or the proposals contemplated in Sections 3.4 and 3.5 and promptly following such agreement, shall execute the relevant Project Documents. The Parties acknowledge and agree that Supplier may revise and update the exhibits attached to the forms of Project Documents a reasonable period of time prior to the execution of Project Documents for any Project to reflect Supplier’s then-current technical and other specifications for the Turbine Equipment, which updates are subject to Buyer’s review and approval, which approval shall not be unreasonably withheld. Any failure by Buyer to approve such revisions or updates in accordance with this Section 3.7.1 shall not adversely affect the Warranties provided under the Supply Agreements or the Services provided under the Service Agreement.

3.7.2	For each Project:

(i)        the date of commencement of the Work or the Equipment Supply Obligations, as applicable, at the Project Site shall be the Project Documents Commencement Date;

(ii)       the coordinates and number of Nominated Wind Turbines shall be selected in accordance with the methodology set forth in Exhibit O to the Turbine Supply Agreement.

(iii)      the Annual Fee and the Interim Service Fee to be inserted in the Service Agreement shall be equal to the amount calculated in accordance with the Annual Fee Parameters. The Annual Fee and the Interim Service Fee may be adjusted pursuant to Section 3.4.2, and the Annual Fee shall be adjusted pursuant to the Service Agreement.

(iv)	The start of the Local Roads shall be identified.

3.7.3    If the Parties are unable to agree to any items required for completion of the Project Documents that have not been agreed to pursuant to this Agreement (including Section 3.7.2) or the proposals contemplated in Section 3.5 or Section 6.1.1(ii), the Parties shall attempt to resolve the matter in accordance with Section 18.1. If the Parties are unable to resolve the matter in accordance with Section 18.1, either Party may submit any pending items to the dispute resolution procedures set forth in Section 18.6. Promptly following resolution of the dispute, the Parties shall execute the relevant Project Documents.

3.8	Third Party Owner.

3.8.1    Selection of Third Party Owner. If after using diligent efforts the Designated Owner for the relevant Group of Wind Turbines receives an order from a Governmental Authority that rejects its request to construct one or more Projects using the Group 2 Wind Turbines and/or the Group 3 Wind Turbines or such order contains terms and conditions that are inconsistent with the past orders of such Governmental Authority and are unacceptable to such Designated Owner, as solely determined by the Designated Owner, and an Affiliate of Buyer does not have any potential Project at which such Wind Turbines can be used, Buyer may designate a single owner that is not an Affiliate of Buyer (a “Third Party Owner”) for a Project using such Wind Turbines, subject to the following conditions:

(i)        Supplier shall have approved such Third Party Owner, which approval shall not be unreasonably withheld, conditioned or delayed provided that (a) such Third Party Owner or an Affiliate of such Third Party Owner is not a wind turbine manufacturer or a wind turbine service provider, (b) such Third Party Owner or an Affiliate of such Third Party Owner is not in litigation, arbitration or other dispute resolution proceeding with Supplier or an Affiliate of Supplier, (c) such Third Party Owner is a creditworthy entity with a Credit Rating on the date the Third Party Owner Project Documents are executed at least equal to the Credit Rating of Buyer Parent on the Effective Date, or such Third Party Owner provides payment security that satisfies the requirements for the Payment Security required hereunder, and (d) has not requested that Supplier provide pricing for wind turbines within the six (6) months preceding the date of designation of such Third Party Owner;

(ii)       the consideration received by Buyer or the Designated Owner, as applicable, for the Wind Turbines plus the amount owed to Supplier with respect to such Wind Turbines as of the date the Project Documents are executed shall not, without Supplier’s prior written approval, which approval shall not be unreasonably withheld, be less than the Base Price for such Wind Turbines set forth in the Payment Schedule multiplied by the number of Wind Turbines;

(iii)      Buyer or the Designated Owner, as applicable, shall reimburse Supplier for Supplier’s reasonable costs and expenses incurred in connection with executing Project Documents with the Third Party Owner, provided that Supplier shall promptly and diligently issue Project Documents for Third Party Owner review and, if requested by such Third Party Owner, promptly commence and diligently proceed with good faith negotiations of such Project Documents and provided, further, that, without limiting Supplier’s other rights hereunder, Supplier will use reasonable commercial efforts to cooperate with Buyer in identifying and referring Buyer to potential Third Party Owners;

(iv)      if the total price to be paid by the Third Party Owner for the Wind Turbines (including payment to be made to Supplier and payments the Third Party Owner may make to Buyer or the Designated Owner) less the costs and expenses reasonably incurred by Buyer and those costs and expenses for which Supplier is reimbursed pursuant to Section 3.8.1(iii) exceeds the Base Price for such Wind Turbines multiplied by the number of Wind Turbines, then, to the extent that Buyer or the Designated Owner, as applicable, receives such payments, Buyer or the Designated Owner, as applicable, shall pay to Supplier _____*% of such excess amount, on an after tax basis, as determined by Buyer or the Designated Owner in accordance with its standard accounting practices.

(v)       any Payment Security established pursuant to Section 4.13 shall remain in full force and effect until the earlier of (a) the Third Party Owner provides alternate payment security reasonably acceptable to Supplier or (b) thirty (30) days after the execution date of the Third Party Project Documents. Supplier shall notify Buyer that Project Documents were executed with the Third Party Owner within three (3) Business Days after execution thereof.

3.8.2    Effectiveness of Agreement. Notwithstanding the foregoing, the provisions of this Agreement shall remain in full force and effect and shall continue to govern the selection of Projects and the execution of Project Documents until Supplier and such Third Party Owner have executed Project Documents for such Wind Turbines. Buyer may, on written notice to Supplier, elect to designate an alternate Third Party Owner in accordance with this Section 3.8, and the process described herein may be repeated until Supplier and such Third Party Owner have executed Project Documents.

3.8.3    Effect of Execution of Third Party Project Documents. Upon execution and delivery of the Project Documents with a Third Party Owner for a Project in accordance with this Agreement, each Party’s obligations under this Agreement with respect to the corresponding Wind Turbines and related Turbine Equipment for such Project shall be superseded and replaced by the obligations arising under the relevant Project Documents for each such Project and no Party shall have any further liability or obligation under this Agreement with respect to such Wind Turbines and related Turbine Equipment; provided that (i) the provisions of Article 13 shall survive the execution of Project Documents with respect to Confidential Information disclosed hereunder, and (ii) the provisions of Article 5 shall survive the execution of Project Documents to the extent that Turbine Equipment is Delivered to the Delivery Point hereunder. From and after the date of execution and delivery of Project Documents with a Third Party Owner for a Project, Supplier’s and the Third Party Owner’s obligations with respect to the corresponding Wind Turbines and related Turbine Equipment for such Project shall be governed by the Project Documents for such Project.

ARTICLE 4.

PRICING AND PAYMENT

4.1       Wind Turbine Base Price. The base price per Wind Turbine for each Wind Turbine supplied pursuant to the terms hereof or a Supply Agreement executed and delivered in accordance with this Agreement (the “Base Price”) is set forth on the Payment Schedule. The base price for a Project shall be determined by multiplying the Base Price by the number of Wind Turbines for such Project (the “Project Base Price”). For the avoidance of doubt, the Project Base Price does not include the Annual Fee under the Service Agreement.

4.2       Group Base Price. The Group Base Price for each Group of Wind Turbines is set forth on the Payment Schedule in Dollars and Euros. If the Euro portion of the applicable Group Base Price (the “Adjustable Portion”) is hedged as contemplated by Section 4.6, the Euro portion will be converted and calculated in Dollars as contemplated by Section 4.6, such that, from and after the Actual Hedging Date, the Group Base Price for the applicable Group of Wind Turbines shall be stated in Dollars only. The Group Base Price and the other amounts payable hereunder is an all inclusive price for Supplier's performance under this Agreement with respect to the relevant Group of Wind Turbines.

4.3	Payments for Wind Turbine Base Price.

4.3.1    Initial Down Payment. Within ____* after the Effective Date, the Designated Owner shall pay to Supplier, as a down payment for the Group 1 Wind Turbines, the amount set forth in the Payment Schedule designated as the “Initial Down Payment” for the Group 1 Wind Turbines, with the Adjustable Portion to be converted, for purposes of making such down payment only, to Dollars based on the Euros to Dollars exchange rate on oanda.com on May 28, 2008 at 4 p.m. Eastern Standard Time, which rate is ____* Euros per Dollar (the “Assumed Hedging Rate”).

4.3.2    Manufacturing Capacity Allocation Payment. Following receipt by Buyer of Supplier’s certificate, substantially in the form of Exhibit G, that it has allocated manufacturing capacity for the Group 2 Wind Turbines and the Group 3 Wind Turbines, the Designated Owner shall pay, in accordance with Section 4.8, to Supplier the amount set forth in the Payment Schedule designated as the “Manufacturing Capacity Allocation Payment” for the Group 2 Wind Turbines and the Group 3 Wind Turbines, provided, however that Supplier may issue such certificate no earlier than May 15, 2009.

4.3.3    Delay Payments. Without limiting the provisions of Section 3.1, the following provisions of this Section 4.3.3 shall apply only in the event that Project Documents have not been executed for the relevant Turbine Equipment or Component thereof:

(i)        Project Documents Payment. On or before the date that is _____* days prior to the first Guaranteed Delivery Date for the relevant Group of Wind Turbines, Buyer shall pay to Supplier the amount set forth in the Payment Schedule designated as the “Project Documents Payment” for the relevant Group of Wind Turbines. Such amounts shall be due upon execution and delivery of a Delayed Project Documents Execution Certificate and payable in accordance with Section 4.8.

(ii)       Ex Works. Upon achievement of Ex Works of the Turbine Equipment, or any Component thereof, Buyer shall pay to Supplier a pro rata portion based on the number of Components having achieved such status equal to the amount set forth in the Payment Schedule designated as the “Ex Works Payment” for the relevant Group of Wind Turbines. Such amounts shall be payable in accordance with Section 4.8 after presentation of (i) an Ex Works Certificate executed by, or on behalf of, Supplier specifying the applicable Turbine Equipment that is Ex Works, together with an invoice for such payment and (ii) a copy of a bill of lading (or other applicable transport documentation evidencing shipment) respecting such Turbine Equipment, together with an invoice for such payment and a list of serial numbers for each Component that has achieved Ex Works.

(iii)      Delivery. Upon Delivery of the Turbine Equipment, or any Component thereof to the Delivery Point, Buyer shall pay to Supplier a pro rata portion based on the number of Components Delivered to the Delivery Point equal to the amount set forth in the Payment Schedule designated as the “Delivery Payment” for the relevant Group of Wind Turbines. Such amounts shall be payable in accordance with Section 4.8 after the applicable Components are Delivered to the Delivery Point, as evidenced by a Delivery Certificate executed by, or on behalf of, Supplier and countersigned or deemed countersigned by Buyer.

(iv)      Commissioning. On or before the date that is _____* days following the date of Delivery of the Turbine Equipment to the Delivery Point, Buyer shall pay to Supplier a pro rata portion based on the number of Wind Turbines Delivered to the Delivery Point equal to the amount set forth in the Payment Schedule designated as the “Commissioning Payment” for the relevant Group of Wind Turbines. Such amounts shall be due upon execution and delivery of a Delayed Commissioning Completion Certificate and payable in accordance with Section 4.8.

(v)       Substantial Completion. On or before the date that is _____* days following the date of Delivery of the Turbine Equipment to the Delivery Point, Buyer shall pay to Supplier a pro rata portion based on the number of Wind Turbines Delivered to the Delivery Point equal to the amount set forth in the Payment Schedule designated as the “Substantial Completion Payment” for the relevant Group of Wind Turbines. Such amounts shall be due upon execution and delivery to Buyer of a Delayed Substantial Completion Certificate and payable in accordance with Section 4.8.

(vi)      Final Completion. On or before the date that is _____* days following the date of Delivery of the Turbine Equipment to the Delivery Point, Buyer shall pay to Supplier a pro rata portion based on the number of Wind Turbines Delivered to the Delivery Point equal to the amount set forth in the Payment Schedule designated as the “Final Completion Payment” for the relevant Group of Wind Turbines. Such amounts shall be due upon execution and delivery to Buyer of a Delayed Final Completion Certificate and payable in accordance with Section 4.8.

(vii)     SCADA Completion. On or before the date that is _____* days following the date of Delivery of the Turbine Equipment to the Delivery Point, Buyer shall pay to Supplier a pro rata portion based on the number of Wind Turbines Delivered to the Delivery Point equal to the amount set forth in the Payment Schedule designated as the “SCADA Completion Payment” for the relevant Group of Wind Turbines. Such amounts shall be due upon execution and delivery to Buyer of a Delayed SCADA Completion Certificate and payable in accordance with Section 4.8.

4.4	Optional Equipment Payments.

4.4.1    Concurrently with delivery to Supplier of an Equipment Options Notice, Buyer shall pay to Supplier an amount equal to the product of (i) the aggregate price for the Optional Equipment specified in the Equipment Options Notice and (ii) the total percentage of the applicable Group Base Price due from Buyer in all prior payments for the relevant Group of Wind Turbines.

4.4.2    Together with each payment set forth in Section 4.2, Buyer shall pay to Supplier an amount equal to the product of (i) the aggregate price for the Optional Equipment specified in the Equipment Options Notice and (ii) the percentage of the applicable Group Base Price due from Buyer at the time of such payment.

4.5       Application of Payments to Project Contract Price. For each Project, an amount equal to the amount of any payments made under this Agreement for the applicable Turbine Equipment to be included in such Project shall be applied to the Project Contract Price under the Supply Agreement for such Project.

4.6	Hedging.

4.6.1    Provided that Supplier has received the Initial Down Payment pursuant to Section 4.3.1 and subject to the provisions of this Section 4.6, Supplier shall enter into hedging arrangements with the Hedging Bank for the Adjustable Portion of the applicable Group Base Price on the first Business Day immediately following the applicable Anticipated Hedging Date. A representative of each Party shall participate in a conference call commencing at 9:10AM EPT on the Anticipated Hedging Date. On the day before the Anticipated Hedging Date, Supplier shall provide dial-in information for the conference call. On the conference call, Supplier shall verbally provide an indicative quotation for the applicable Group Base Price of a “Hedging Rate” (defined as the amount of Dollars per Euro 100.00 i.e. Euro/Dollar rate) from a Hedging Bank to Buyer. Buyer shall (a) instruct Supplier to hedge the applicable Adjustable Portion on or about 10:00AM EPT that same Business Day at the then available Hedging Rate, (b) instruct Supplier to hedge the applicable Adjustable Portion on or about 10:00AM EPT that same Business Day at the then available Hedging Rate, provided such Hedging Rate does not exceed Buyer’s desired maximum Euro/Dollar level for the Hedging Rate (the “Maximum Level”), which Maximum Level must be confirmed in writing via email to Supplier prior to 9:30AM EPT or (c) instruct Supplier not to hedge. If Supplier is instructed to hedge pursuant to clause (a) or (b) above, Supplier shall obtain quotations from two (2) Hedging Banks selected by Supplier and shall effect the hedge for the applicable Adjustable Portion with the Hedging Bank providing the lowest Hedging Rate (the applicable hedge rate obtained from the Hedging Bank, the “Actual Hedge Rate” and the date of such arrangement, the “Actual Hedging Date”). If Buyer has communicated a Maximum Level in accordance with clause (b) above, and the Hedging Rate offered by the 2 Hedging Banks on or about 10:00AM EPT exceeds the Maximum Level, the hedge shall NOT be effected. If pursuant to clause (b) or (c) above, the hedge is not effected, the procedure specified in this Section 4.6.1 may, at Buyer’s written request (in the form of an e-mail), be repeated on each of the 3 consecutive Business Days immediately following the Anticipated Hedging Date until Supplier enters into the hedge at the direction of Buyer or Buyer withdraws its election to make the payments in Dollars only. All hedging costs incurred in connection with hedging the applicable Adjustable Portion are to be paid by Buyer and are incorporated into the Actual Hedge Rate. All references to the applicable Group Base Price from and after the Actual Hedging Date shall mean the applicable Group Base Price as adjusted pursuant to this Section 4.6.

4.6.2    If Buyer fails to provide written notice that it wishes to continue the hedging process after a failure to hedge on the applicable Anticipated Hedging Date, or instructs Supplier not to hedge on each of the following three (3) Business Days after the Anticipated Hedging Date, or the hedge is not effected because a Maximum Level has been established and exceeded on each of the following three (3) Business Days, then Buyer shall be deemed to have withdrawn its election to make payments in Dollars only, and:

(i)        with respect to the Group 2 Wind Turbines and the Group 3 Wind Turbines, shall pay the applicable Group Base Price and all other amounts payable with respect to such Group of Wind Turbines in both Dollars and Euros in the manner described in the Payment Schedule,

(ii)       and with respect to the Group 1 Wind Turbines, on the first Business Day after this Section 4.6.2 becomes applicable, Supplier shall purchase, at the then available spot rate, sufficient Euros to cover the Adjustable Portion of the Initial Down Payment. Following such purchase, Supplier shall deliver to Buyer an invoice for the amount by which the sum of the Dollars spent by Supplier to purchase Euros pursuant to this Section 4.6.2(ii) plus the Dollar component of the Initial Down Payment exceeds the amount paid by Buyer under Section 4.3.1 which amount shall be paid within seven (7) days following receipt of such invoice; provided, however, that if the sum of the Dollars spent by Supplier to purchase Euros pursuant to this Section 4.6.2(ii) plus the Dollar component of the Initial Down Payment is less than the amount paid by Buyer under Section 4.3.1, Supplier shall refund such amount within seven (7) days following delivery of such invoice.

4.6.3    If Supplier enters into the hedging arrangements contemplated in Section 4.6.1, for the Group 1 Base Price, then (i) on the first Business Day after the Actual Hedging Date, Supplier will submit to Buyer an invoice for an amount equal to the difference between the Dollar value of the Initial Down Payment paid by Buyer pursuant to Section 4.3.1 and the Dollar value of the Initial Down Payment calculated using the Actual Hedging Rate and (ii) Buyer shall pay to Supplier the amount invoiced pursuant to clause (i) of this sentence within ____* Business Days of receipt of such invoice; provided, however, that if the Dollar value of the Initial Down Payment calculated using the Assumed Hedging Rate exceeds the Dollar value of the Initial Down Payment calculated using the Actual Hedging Rate, then Supplier shall refund to Buyer within _____* Business Days the amount of such excess.

4.6.4    If Supplier enters into the hedging arrangements contemplated in Section 4.6.1, Supplier shall update each pricing item set forth in Exhibit U that contains a Euro component by converting the Euro component of such item into Dollars at the Actual Hedge Rate.

4.6.5    The payment made by Buyer pursuant to Section 4.3.1, together with such additional payment or refund made pursuant to Section 4.6.3 or Section 4.6.2(ii), as applicable is and shall be nonrefundable.

4.7	Adjustments.

4.7.1    Fuel Adjustments. If the Fuel Price _____* for the Group 2 Wind Turbines or the Group 3 Wind Turbines is greater than _____*% of the Fuel Price _____* or is less than _____*% of the Fuel Price _____*, then Supplier shall submit to Buyer a calculation of any additional amount payable or credits to Buyer as a result of the increase or decrease in the price of bunker fuel between the applicable Fuel Price _____* and the Fuel Price _____*.  Such calculation shall be made in accordance with the following formula:

(A * B * C)

Where,

A = the ocean freight portion of the applicable Group Base Price attributable to the Wind Turbines being shipped, which, for shipments of the Group 2 Wind Turbines is $_____*, and for shipments of the Group 3 Wind Turbines is $_____*.

B = _____* (the percentage of ocean freight attributable to bunker fuel based on Delivery to the Delivery Point)

and

C = (Fuel Price _____* – Fuel Price _____*) / Fuel Price _____*.

4.7.2    Steel Adjustments. If the Steel Price _____* for the relevant Group of Wind Turbines is greater than _____*% of the Steel Price _____* or is less than _____*% of the Steel Price _____*, then Supplier shall submit to Buyer a calculation of the additional amount payable or credits to Buyer as a result of the increase or decrease in the price of steel between the applicable Steel Price _____* and the Steel Price _____*. Such calculation shall be made in accordance with the following formula:

(E * F * G)

Where,

E = the number of Towers in the relevant Group of Wind Turbines

F = _____* (the steel metric tonnage per Tower)

G = (Steel Price _____* – Steel Price _____*)

4.7.3    Within five (5) Business Days following receipt of Supplier’s calculation pursuant to this Section 4.7, Buyer shall approve or dispute the calculation. If Buyer approves the calculation and such amount is positive, the amount set forth in such calculation shall be paid directly to Supplier in accordance with Section 4.8. If Buyer approves the calculation and such amount is negative, Supplier shall credit such amount to the immediately succeeding payments due from the applicable Designated Owner hereunder or under the Project Documents. If Buyer disputes the calculation and the Parties are unable to resolve the dispute, either Party may submit the matter to dispute resolution in accordance with the provisions of Sections 18.1 and 18.2.

4.8	Invoicing.

4.8.1    Supplier shall, not more than two (2) times per month, prepare and submit to Buyer (i) with respect to payments due pursuant to Section 4.3, an application for payment in the form of Exhibit V (the “Application for Payment”) specifying (A) each event for which payment is sought, along with documentation related to such event, and (B) the total payment sought in the Application for Payment, and (ii) with respect to other amounts due and payable, an invoice specifying the amount due and describing in a commercially reasonable manner the events, conditions, costs incurred, services performed or other information giving rise to such amount and documentation related thereto.

4.8.2    Within fifteen (15) Business Days after receipt of each Application for Payment or invoice, except as set forth in Sections 4.13.1, 16.5, 16.6 and 16.7, Buyer shall pay directly to the account of Supplier designated on Exhibit W, or such other account designated in writing by Supplier after the Effective Date, the amounts due under this Agreement and set forth in such Application for Payment.

4.8.3    All invoices and Applications for Payment shall be sent to the attention of the Designated Owner and list the billing address as follows, or such other address as Buyer may designate in writing to Supplier:

[insert applicable Designated Owner]

c/o Alliant Energy Corporate Services, Inc.

Attention: Accounts Payable

P.O. Box 5007

Dubuque, IA 52007-5007

With email copies to: michellearenson@alliantenergy.com

4.9       Disputed Payments. If a dispute arises regarding the payments to be made to Supplier or Buyer hereunder, Buyer or Supplier, as applicable, shall pay all undisputed amounts, and Buyer and Supplier shall attempt in good faith to resolve the dispute as promptly as practicable and, if unsuccessful, shall utilize the dispute resolution provisions in Sections 18.1 and 18.2 to resolve the payment dispute.

4.10     Late Payments. Any amount owed by a Party hereunder beyond the date that such amount first becomes due and payable under this Agreement shall accrue interest from the date that it first became due and payable until the date that it is paid at the lesser of (a) Prime Rate plus _____* per annum or (b) the maximum rate permitted by Applicable Law. Any such interest charges shall be invoiced to Buyer or Supplier, as applicable, on a separate invoice.

4.11     Taxes. Buyer shall (i) pay directly any and all Taxes other than those relating to the performance of Supplier’s obligations hereunder as they become due and (ii) remit to Supplier all amounts payable for Sales Taxes following receipt from Supplier of an invoice therefor and reasonable documentation supporting the calculation thereof. Supplier shall cooperate with reasonable requests by Buyer in any efforts of Buyer to obtain exemption from, or to minimize, any such Taxes and Sales Taxes.

4.12     Supplier MSA Parent Guaranty. On the Effective Date, Supplier shall deliver to Buyer the Supplier MSA Parent Guaranty.

4.13	Buyer Payment Security.

4.13.1  Upon the occurrence of a Designated Owner 1st Credit Downgrade Event for the relevant Designated Owner prior to execution of Project Documents for the relevant Group of Wind Turbines, the Payment Schedule set forth in Exhibit U.2 for the relevant Group of Wind Turbines shall be applicable to this Agreement and the relevant Project Documents executed by the relevant Designated Owner following delivery of written notice to that effect by Supplier. In addition, within _____* Business Days following receipt of an invoice therefor, the Designated Owner shall, with respect to the relevant Group of Wind Turbines, pay to Supplier the difference between (i) the amounts due through the date of such invoice as set forth in Exhibit U.1 and (ii) the amounts due through the date of such invoice as set forth in Exhibit U.2.

4.13.2  Upon the occurrence of a Designated Owner 2nd Credit Downgrade Event for the relevant Designated Owner prior to execution of Project Documents for the relevant Group of Wind Turbines, the Designated Owner shall, at the Designated Owner's cost and expense deliver to Supplier, within _____* Business Days following receipt of a written request therefor from Supplier, Payment Security in the Payment Security Amount for the relevant Group of Wind Turbines and shall maintain applicable Payment Security until either (1) the obligations secured by such Payment Security are fully performed by Buyer or the Designated Owner or (2) the Designated Owner’s Credit Rating increases above the levels specified under the definition of Designated Owner 2nd Credit Downgrade Event; provided, however, that if the Payment Security is a Payment Letter of Credit, the Designated Owner shall not be obligated to deliver the Payment Letter of Credit any earlier than one hundred and eighty (180) days before the first Component of the relevant Group of Wind Turbines is scheduled to achieve Ex Works.

4.13.3  To the extent that the Payment Security is a Payment Letter of Credit, within ____* Business Days of any occurrence which results in the stated amount of the Payment Letter of Credit being less than the Payment Security Amount, the applicable Designated Owner shall either increase the stated amount of the relevant Payment Letter of Credit or provide additional letters of credit, substantially in the form of the Payment Letter of Credit, as necessary to cause the aggregate stated amount of all such letters of credit to equal or exceed the Payment Security Amount including any amounts due under any Change Orders. If Buyer is entitled to reduce the amount of the Payment Letter of Credit on account of payment of portions of the applicable Group Base Price, Supplier shall promptly on the applicable Designated Owner’s request execute and deliver to the applicable Designated Owner a certificate in the form of Annex D to the Payment Letter of Credit. Within _____* Business Days following the occurrence of a Bank Credit Downgrade Event, the applicable Designated Owner shall provide to Supplier a replacement Payment Letter of Credit that meets all of the requirements of this Agreement.

ARTICLE 5.

TITLE, RISK OF LOSS, CARE, CUSTODY AND CONTROL

5.1       Title. Title to all or any portion of the Wind Turbines and related Turbine Equipment shall pass to the applicable Designated Owner upon the later of (i) the date of Delivery to the Delivery Point and (ii) the date on which Supplier receives the amount payable for such Wind Turbines and related Turbine Equipment pursuant to Section 4.3.3(iii).

5.2       Risk of Loss. Risk of loss and care, custody and control of all or any portion of the Wind Turbines and related Turbine Equipment shall pass to the applicable Designated Owner on the date of Delivery to the Delivery Point.

ARTICLE 6.

DELIVERY AND STORAGE

6.1	Delivery of Wind Turbines.
6.1.1	Delivery Point Selection and Confirmation.

(i)        Until and unless modified pursuant to this Section 6.1.1, the Delivery Point hereunder for all Turbine Equipment is the Assumed Delivery Point.

(ii)       On or before the date that is _____* months prior to the first Guaranteed Delivery Date for the relevant Group of Wind Turbines, Buyer may request Supplier to deliver the Turbine Equipment to the Site Delivery Point or a Buyer Alternate Delivery Location rather than the Assumed Delivery Point. Within _____* month following receipt of any such request, Supplier shall deliver to Buyer copies of the applicable final road survey received from Supplier’s transportation subcontractor and shall notify Buyer of the associated changes, if any, to (a) the transportation costs, and (b) the Guaranteed Delivery Dates. Buyer shall notify Supplier within _____* month following receipt of such notice whether Supplier shall deliver such Turbine Equipment to the Site Delivery Point or Buyer Alternate Delivery Location, as applicable, rather than the Assumed Delivery Point on the terms provided by Supplier in its notice pursuant to this Section 6.1.1(ii). To the extent Buyer elects to have Turbine Equipment Delivered to the Site Delivery Point or Buyer Alternate Delivery Location pursuant to this Section 6.1.1(ii), Buyer shall pay to Supplier the incremental transportation, handling and personnel costs as set forth in Supplier’s notice issued pursuant to this pursuant Section 6.1.1(ii).

(iii)      At least _____* days prior to the first Guaranteed Delivery Date for the relevant Group of Wind Turbines, Buyer shall deliver to Supplier written confirmation as to whether the then-applicable Delivery Point will be accessible and capable of accepting Delivery of the Turbine Equipment on the first Guaranteed Delivery Date for such Group of Wind Turbines. To the extent that such Delivery Point is not expected to be accessible and capable of accepting Delivery of the Turbine Equipment on the first Guaranteed Delivery Date for such Group of Wind Turbines, Buyer shall, contemporaneously with delivering the foregoing notice, deliver to Supplier written notice of the location and description of the Buyer Alternate Delivery Location at which the Turbine Equipment will be stored. If (i) Buyer fails to deliver to Supplier the written notice required by the second sentence of this Section 6.1.1(iii), (ii) Supplier determines that any of the Turbine Equipment cannot be stored through the use of commercially reasonable efforts at the Buyer Alternate Delivery Location in accordance with the Storage Instructions or (iii) Supplier determines that the Buyer Alternate Delivery Location does not comply with the Storage Requirements, Supplier shall deliver written notice to Buyer to that effect within a commercially reasonable period of time. Within _____* days of Buyer’s receipt of such written notice from Supplier, Buyer shall identify another Buyer Alternate Delivery Location or otherwise respond to Supplier’s notice with a written plan to remedy the defects in the Buyer Alternate Delivery Location it has chosen. If Buyer does not respond to Supplier’s written notice within the applicable _____* day period or Supplier determines that the Buyer Alternate Delivery Location is inaccessible, Supplier shall, acting reasonably and in good faith, choose a Supplier Alternate Delivery Location acceptable to it and deliver to Buyer written notice of the location and description of such Supplier Alternate Delivery Location. Buyer shall pay to Supplier any incremental transportation, unloading, handling and personnel costs incurred as a result of delivering the Turbine Equipment to the Alternate Delivery Location selected pursuant to this Section 6.1.1(iii) rather than the Assumed Delivery Point plus _____*

6.1.2    Delivery and Shipping Arrangements. Supplier shall Deliver the Turbine Equipment to the Delivery Point, DDP, according to INCOTERMS 2000 if (i) Project Documents for the Project to which the relevant Turbine Equipment has been allocated have not been executed or (ii) the date of Delivery for any Component of Turbine Equipment is prior to the Project Documents Commencement Date for the Project to which such Turbine Equipment has been allocated. Supplier shall provide _____* hours of advance notice of each Delivery. At the time of Delivery, Supplier shall present a signed Delivery Certificate for countersignature by Buyer in respect of any Component of Turbine Equipment Delivered to the Delivery Point hereunder and Buyer shall have the right to make reasonable inspections of such equipment to verify the content and condition of the Turbine Equipment deliveries prior to countersigning the same. In the event that Buyer fails to respond to a request for countersignature of a Delivery Certificate within _____* Business Days, Buyer shall be deemed to have countersigned such Delivery Certificate.

6.1.3    Early Deliveries. Upon no less than _____* days’ advance written notice to Buyer, Supplier may Deliver any Component to the Delivery Point up to _____* days in advance of the Anticipated Delivery Date if there is adequate storage and security available at the Delivery Point and such early Deliveries do not unreasonably interfere with or accelerate the work to be performed by Buyer and its contractors and subcontractors. Supplier shall pay any and all incremental costs associated with any early Delivery to the Delivery Point (including the cost of storage and security and maintenance of the Turbine Equipment pursuant to the Storage Instructions at any Delivery Point other than the Assumed Delivery Point) from the date of such early Delivery until the Anticipated Delivery Date.

6.2	Storage.

6.2.1    Subject to the terms and conditions set forth in this Section 6.2 and Sections 7.1 and 7.2, if an Alternate Delivery Location is designated pursuant to Section 6.1.1, Supplier shall deliver the Turbine Equipment to the Alternate Delivery Location and, in the case of delivery to a Supplier Alternate Delivery Location only, unload the Turbine Equipment at the Supplier Alternate Delivery Location.

6.2.2    Prior to the date that the first Component of the Turbine Equipment is scheduled to be delivered to the Alternate Delivery Location, Buyer shall deliver to Supplier certificates of insurance evidencing coverage for the Turbine Equipment comparable to the Builders’ All-Risk Insurance described in Exhibit F.2.4.1 of the Turbine Supply Agreement naming Supplier as an additional insured. If Buyer fails to deliver such certificates of insurance, Supplier may, but is not obligated to, obtain a separate insurance policy for such coverage at Buyer’s sole cost and expense.

6.2.3    Until the Turbine Equipment has been removed from the Buyer Alternate Delivery Location, Buyer shall, at its sole cost and expense, obtain and maintain the right to use the Buyer Alternate Delivery Location and provide any security for the Buyer Alternate Delivery Location. To the extent that Buyer fails to perform such obligations and Supplier undertakes to perform such obligations, or Supplier incurs costs in connection with Buyer’s performance of such obligations, Buyer shall pay to Supplier all such costs plus _____*.

6.3	Maintenance During Storage.

6.3.1    Following Delivery of the Turbine Equipment to the Delivery Point, Supplier shall be responsible for maintaining such Turbine Equipment in accordance with the Storage Instructions. Supplier shall be responsible for providing any utilities, equipment or services required in connection with performing such maintenance. Buyer shall provide Supplier with Access to the Turbine Equipment as necessary to permit Supplier to perform its obligations under this Section 6.3.

6.3.2    If Supplier is required to perform its obligations under Section 6.3.1 due to an Excusable Event, Buyer shall pay Supplier (a) at the rate set forth in Exhibit FF associated with performing maintenance in accordance with Section 6.3.1, (b) the costs and expenses incurred by Supplier in connection with providing utilities, equipment or services required to perform such maintenance plus ____*, and (c) the travel expenses incurred by Supplier in connection with performing such maintenance. If Supplier is required to perform its obligations under Section 6.3.1 due to early Delivery by Supplier pursuant to Section 6.1.3, or any reason other than an Excusable Event, Supplier shall perform such services at Supplier’s cost and expense until the Guaranteed Delivery Date for the relevant Turbine Equipment.

6.4	Extended Storage.

6.4.1    Following Delivery of the Turbine Equipment to the Delivery Point, Supplier shall remain obligated to perform Site Reviews and execute Project Documents respecting such Turbine Equipment in accordance with the terms of this Agreement until the date that is _____* months following the date such Turbine Equipment was Delivered to the Delivery Point; thereafter, if requested by Buyer, Supplier shall provide Buyer with a proposal for Commissioning services for such Turbine Equipment at a Project Site designated by Buyer, but shall have no obligation to provide Warranties, Availability Covenants or Services with respect to such Turbine Equipment; provided that Supplier may, at its option, agree to provide Warranties, Availability Covenants and/or Services respect to such Turbine Equipment on terms and conditions agreed by the Parties which may or may not be based on the terms and conditions contained in the forms of Project Documents.

6.4.2    In the event Project Documents are not executed with respect to any Turbine Equipment supplied hereunder, to the extent that Supplier or its Affiliates are manufacturing spare parts for the Turbine Equipment, such spare parts shall be available for purchase by Buyer for the Wind Turbines and Towers for a period of _____* years after the last Guaranteed Delivery Date of such Turbine Equipment. If Buyer elects to purchase any spare parts from Supplier for the Turbine Equipment within such time period, Supplier shall sell such spare parts to Buyer at Supplier’s then-effective list price. Subject to Section 4.11, any costs incurred by Supplier for Sales Taxes relating to any spare parts purchased pursuant to this Section 6.4.2 or in connection with shipping, handling, insurance, duties or other costs associated with the transportation or delivery of such spare parts shall be reimbursed by Buyer. At the request of Buyer, the Parties shall cause to be executed an Escrow Agreement if (i) any Turbine Equipment has been placed in storage for a period of _____* months or longer or (ii) Buyer has notified Supplier that it shall not enter into Project Documents with respect to any Wind Turbines and provides an irrevocable and unconditional waiver of any rights hereunder with respect to Warranties, Availability Covenants or Services with respect to such Wind Turbines.

6.5       Guaranteed Delivery Dates. The provisions of this Section 6.5 shall apply if (i) Project Documents have not been executed with respect to the relevant Turbine Equipment due to a breach by Supplier of Section 3.7.1, and (ii) Buyer has reasonably demonstrated that it is capable of accepting delivery of such Wind Turbines at a Project Site.

6.5.1    Delivery Deadline. Supplier shall deliver the Turbine Equipment to the Delivery Point on or before the applicable Guaranteed Delivery Dates; provided, however, that the Parties acknowledge that each such Guaranteed Delivery Date is subject to adjustment pursuant to the Change Order provisions of Article 10.

6.5.2    Delivery Delay Liquidated Damages. If delivery of the applicable Component to the Delivery Point has not occurred by the applicable Guaranteed Delivery Date, due to Supplier’s failure to perform its obligations under this Agreement for reasons other than an Excusable Event, Supplier will be liable to Buyer for damages for each day after such Guaranteed Delivery Date until the date of delivery of such Component in an amount equal to: (i) _____* per day for each Turbine Nacelle not delivered by the applicable Guaranteed Delivery Date, (ii) _____* per day for each Blade Set not delivered by the applicable Guaranteed Delivery Date, (iii) _____* per day for each Hub not delivered by the applicable Guaranteed Delivery Date and (iv) _____* per day for each Tower section not delivered by the applicable Guaranteed Delivery Date (the “Delivery Delay Liquidated Damages”). Such amounts shall be calculated at the end of each week after the applicable Guaranteed Delivery Date until the date of delivery of the applicable Component, and shall be credited or paid to Buyer in accordance with Section 6.5.4 no later than _____* Business Days thereafter.

6.5.3    Maximum Liability for Delivery Delay Liquidated Damages. Supplier’s aggregate liability for any Delivery Delay Liquidated Damages as set forth in Section 6.5 payable with respect to each Group of Wind Turbines shall be limited to a maximum of _____* of the applicable Group Maximum Liability.

6.5.4    Payment of Liquidated Damages. Any and all amounts due from Supplier for liquidated damages hereunder shall be credited to the subsequent payments due hereunder for the Group of Wind Turbines with which such Components are associated. In the event such credits exceed the amounts due from the applicable Designated Owner hereunder (the difference being the “Overpayment”), then Supplier shall refund to Buyer the Overpayment on the date on which such liquidated damages were credited to Buyer hereunder.

6.5.5    Liquidated Damages Not a Penalty. The Parties acknowledge and agree that because of the unique nature of the Turbine Equipment and the unavailability of substitute equipment, it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Buyer as a result of Supplier’s failure to deliver the Turbine Equipment by the Guaranteed Delivery Dates. It is understood and agreed by the Parties that (a) Buyer shall be damaged by failure of Supplier to meet such obligations, (b) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (c) any sums which would be creditable or payable under this Section 6.5 are in the nature of liquidated damages, and not a penalty, and are fair and reasonable, and (d) each payment represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from each such failure.

6.5.6    Sole and Exclusive Remedy. Payment of Delivery Delay Liquidated Damages shall, without duplication, constitute the sole and exclusive remedy of Buyer and the sole and exclusive liability and measure of damages of Supplier with respect to Supplier’s failure, if any, to deliver the Turbine Equipment on or before the Guaranteed Delivery Dates. Once payment of such liquidated damages has been made, Supplier shall be relieved of any further liability in respect thereof. Notwithstanding anything herein to the contrary, including Section 16.4.1, Buyer shall have no right to terminate this Agreement should Supplier fail to deliver the Turbine Equipment by the Guaranteed Delivery Dates, provided that Supplier is complying with or has complied with its obligation to credit or pay to Buyer the relevant liquidated damages applicable under this Article 6.

6.6       Supplier Permits. Supplier shall obtain and maintain those Permits specifically identified in Exhibit A.4 to the form of Turbine Supply Agreement as being Supplier’s responsibility (the “Supplier Permits”); provided, however, that Buyer shall, at no cost or expense to Buyer, cooperate with Supplier’s reasonable requests to assist Supplier in obtaining the Supplier Permits. Supplier shall have no responsibility to obtain any other Permits necessary for Buyer to perform its obligations hereunder or to construct, own, operate or maintain the Project. Promptly following receipt thereof, Supplier shall deliver copies to Buyer of all such Supplier Permits that are reasonably likely to have an impact on Buyer’s performance of its obligations under this Agreement.

6.7       Standard of Performance. Supplier shall perform all of its obligations hereunder in a workmanlike manner, using new materials, and in compliance, in all material respects, with Applicable Laws, the Supplier Permits, applicable Buyer Permits, copies of which were delivered to Supplier pursuant to Section 7.6, Prudent Wind Industry Practices, the Technical Specifications and the other requirements of this Agreement, all as more particularly described herein. If the standards or requirements derived from the foregoing are inconsistent, Supplier shall perform its obligations in accordance with the requirements of the most stringent rule, standard, criteria or guideline; provided, however, that nothing in this Section 6.7 shall be construed to require Supplier to provide the Turbine Equipment other than in accordance with the Technical Specifications. If there are any conflicts between or among the standards or requirements derived from the foregoing, Supplier shall promptly notify Buyer of the conflict and the Parties shall cooperate and negotiate in good faith such modifications to this Agreement as are necessary to resolve the conflict. Notwithstanding anything herein to the contrary, nothing herein shall require that the Turbine Equipment be designed or manufactured, or will operate in compliance with, any Applicable Laws or Buyer Permits.

6.8       Supplier’s Manager. Supplier shall appoint a single representative, and shall provide prompt written notice thereof to Buyer, to act as its manager and coordinator of this Agreement on Supplier’s behalf (the “Supplier’s Manager”). To the extent practicable, the Supplier’s Manager shall not be replaced without reasonable prior written notice to Buyer. The Supplier’s Manager shall (i) act as the liaison for Supplier’s communications with Buyer, (ii) be responsible for receiving all reports due under this Agreement from Buyer and delivering all reports due hereunder to Buyer, (iii) have authority to act on behalf of Supplier and (iv) have the experience and authority to make reasonably prompt means and methods decisions at the Delivery Point on a real time basis. All communications received from the Supplier’s Manager shall be binding on Supplier except with respect to those communications that Supplier has delivered written notice to Buyer that the Supplier’s Manager is not authorized to accept or deliver. Notwithstanding the foregoing, the Supplier’s Manager shall not have authority to amend or to modify any of the provisions of this Agreement. The Supplier’s Manager shall coordinate all activities of Supplier at the Delivery Point, including reporting activities, scheduling activities, communication activities, and administration. Supplier shall at all times keep Buyer informed of the identity of and contact information for the Supplier’s Manager and, to the extent a different individual has responsibility for site safety, environmental issues, emergencies or billing and invoicing, the identity of and contact information for such individuals.

6.9       Subcontractors and Vendors. Supplier may locate and procure the services of such Subcontractors and Vendors as in Supplier's reasonable judgment may be necessary to complete Supplier's duties and obligations pursuant to this Agreement; provided, however, that, with respect to any Delivery of the relevant Group of Wind Turbines to the Assumed Delivery Point or a Buyer Alternate Delivery Location, Supplier shall not enter into any Major Subcontract with any Subcontractor other than an Approved Major Subcontractor in the applicable capacity, without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Supplier shall provide a list of all Major Subcontractors with a description of each of their scopes of work to Buyer (a) at least _____* days prior to such Subcontractors’ commencement of work at the Delivery Point other than a Supplier Alternate Delivery Location and (b) as soon as commercially practical if such Subcontractors are to commence work at a Supplier Alternate Delivery Location. No such engagement shall relieve Supplier of any of its duties, responsibilities, obligations or liabilities hereunder. As between Buyer and Supplier, Supplier shall be solely responsible for the acts, omissions or defaults of its Subcontractors and Vendors engaged pursuant to this Section 6.9. Nothing in this Agreement shall be construed to impose on Buyer any obligation, liability or duty to a Subcontractor or Vendor engaged pursuant to this Section 6.9, or to create any contractual relationship between any such Subcontractor or Vendor and Buyer, including any obligation to pay or to see to the payment of any moneys due any such Subcontractor or Vendor. Supplier shall, in accordance with the terms and conditions of its Subcontracts, pay or dispute all charges of its Subcontractors. No Subcontractor or Vendor is intended to be nor shall be deemed a third party beneficiary of this Agreement.

6.10       Liens.

6.10.1  No Liens. Supplier shall not assume, create or suffer to be created by any employee, Subcontractor or Vendor any Lien on the Project Site, the Project, the Turbine Equipment, or any portion thereof arising from performance or non-performance of Supplier’s obligations hereunder or under any contract with such Subcontractor or Vendor; provided, however, that the foregoing shall not limit Supplier’s or any Subcontractor’s or Vendor’s remedies against Buyer arising under this Agreement or Applicable Law from any due and unpaid liabilities of Buyer under this Agreement; provided, however, that with respect to any disputed due and unpaid liabilities, no Lien shall be filed by Supplier until the earlier of (a) the date such dispute is resolved or (b) the latest date by which Supplier must file a Lien in order to avoid forfeiting, waiving or otherwise losing its Lien rights. All such Liens shall be released by Supplier once such disputes are resolved and any associated payments then due are made by Buyer.

6.10.2  Discharge of Liens. If any Subcontractor or Vendor files a Lien against the Turbine Equipment, or any portion thereof arising from performance or non-performance of Supplier’s obligations hereunder or under any contract with such Subcontractor or Vendor, in breach of Supplier’s obligations under Section 6.10.1, then Supplier shall:

(i)        promptly, following receipt of written notice of such Lien or of Supplier’s becoming aware of the assertion of such Lien, provide written notice thereof to Buyer; and

(ii)       as soon as reasonably practicable, but in no event later than ten (10) Business Days after the date that Supplier receives written notice that the Lien was filed, (a) pay or discharge, and discharge of record, any such Lien for or in respect of performance of Supplier’s obligations hereunder, (b) pay the appropriate amount into court in order to have the Lien vacated or (c) provide, in its reasonable discretion, a bond or letter of credit from a surety or commercial bank reasonably acceptable to Buyer in an amount and on terms and conditions reasonably acceptable to Buyer to protect against such Lien.

6.11     Taxes. Supplier shall pay directly any and all Taxes in connection with the performance of its obligations under this Agreement, as they become due. Buyer shall cooperate with reasonable requests of Supplier in any efforts by Supplier to obtain exemption from, or to minimize, any such Taxes.

6.12     Manufacturing Facility. Buyer may, on no more than _____* separate occasions (with respect to each manufacturing facility), following not less than _____* Business Days’ prior written notice to Supplier, with Supplier’s prior written consent, which consent shall not be unreasonably withheld, and accompanied by Supplier’s representative, visit (i) Supplier Parent’s (or its Affiliate’s) manufacturing facility during manufacturing, assembly and packaging of the Wind Turbines, and (ii) any facility in which Towers are manufactured during manufacturing, assembly and packaging of the Towers. Each such visit shall occur during normal factory hours and shall occur for the sole purpose of viewing the manufacturing, assembly and packaging of the Wind Turbines or Towers, as applicable. To the extent that any particular manufacturing facilities are not available for public visitation, Supplier shall use reasonable commercial efforts to allow Buyer to visit similar manufacturing facilities. Supplier and Buyer shall, acting reasonably, cooperate and coordinate such visits so as to minimize any interference with the performance of the manufacturing, assembly and packaging processes. Buyer shall comply with all factory safety rules during such visits and refrain from taking any pictures or video footage while at the facilities. Buyer acknowledges and agrees that the right to visit the manufacturing facilities of Supplier Parent or the relevant Vendor of Towers hereunder does not include the right to direct the quality processes or procurement activities of Supplier Parent or the relevant Vendor of Towers. Such visits shall not delay, impede or otherwise interfere with the performance of Supplier’s obligations hereunder. Buyer’s right to visit facilities expressly excludes any right to testing, inspection or interaction, except that upon no less than ____* Business Day’s notice, Buyer may inspect documents related to the quality assurance and quality control systems at the relevant facilities. Each Party shall bear its own costs and expenses associated with any manufacturing facility visits contemplated under this Section 6.12.

ARTICLE 7.

ADDITIONAL BUYER OBLIGATIONS

7.1       Right of Access. Buyer or its Affiliate shall have acquired, at least _____* days prior to the first Guaranteed Delivery Date, and shall thereafter maintain, all rights to use the Assumed Delivery Point and Buyer Alternate Delivery Location, and all necessary consents and all other agreements regarding the land which provide rights to use and access the Assumed Delivery Point and Buyer Alternate Delivery Location, sufficient to allow Supplier to perform its obligations hereunder by the Guaranteed Delivery Dates. Buyer shall provide Supplier with access to and within the Assumed Delivery Point and Buyer Alternate Delivery Location, at all times and without prior notice, as reasonably necessary to perform its obligations hereunder.

7.2       Transportation Access. Buyer shall provide Supplier with access to the Assumed Delivery Point and the Buyer Alternate Delivery Location sufficient to permit access, turn-around and egress by heavy trucks and otherwise meeting the requirements set forth in Exhibit E.1 to the form of Turbine Supply Agreement or such other requirements as may be designated by Supplier at least _____* days prior to delivery of the first Component of the Turbine Equipment to the first North American port. Buyer shall pay for all costs associated with its failure to comply with any such requirements, including costs of towing vehicles at the Alternate Delivery Location and any damage to transportation vehicles that might result. Buyer shall be responsible for taking any extraordinary measures that might be required if the Local Roads are inadequate for the performance of Supplier’s obligations hereunder and shall be liable for all costs associated with such extraordinary measures. If any damage to the Local Roads or access roads occurs during performance of Supplier’s obligations hereunder, Buyer shall pay directly, or promptly reimburse Supplier for, any and all fines and/or repair costs associated with such damage except to the extent that such damage is caused by the negligence or willful misconduct of Supplier or Supplier’s Subcontractors.

7.3	Loading, Unloading and Delivery Device Return.

7.3.1    At the Project Site. Upon Delivery to the Assumed Delivery Point or the Buyer Alternate Delivery Location, Buyer shall unload, or cause to be unloaded, the Turbine Equipment from each delivery truck within the unloading time period specified for each type of component set forth in Exhibit K to the form of Turbine Supply Agreement. If Buyer fails to unload, or cause such Turbine Equipment to be unloaded, within the applicable time provided in Exhibit K to the form of Turbine Supply Agreement, Buyer shall pay the applicable demurrage or stand-by charges set forth in Exhibit K to the form of Turbine Supply Agreement that are attributable to Buyer’s late unloading, or failure to cause such unloading. Notwithstanding the foregoing until the first Guaranteed Delivery Date for such Turbine Equipment, Buyer shall not be responsible for payment of any such demurrage or stand-by charges if Supplier Delivers such Turbine Equipment early unless Buyer has provided its prior approval for such early Delivery.

7.3.2    Inspection. Provided that Supplier has provided Buyer advance notice of Delivery of Turbine Equipment in accordance with Exhibit K to the form of Turbine Supply Agreement, a representative of Buyer shall be available at the time of Delivery to inspect the Turbine Equipment prior to unloading. If Supplier fails to provide such advance notice, a representative of Buyer shall be available to inspect the Turbine Equipment within one (1) Business Day following Delivery. The Buyer representative and Supplier representative shall inspect each Component for damage and record such damage, if any.

7.3.3    Delivery Devices. The Turbine Equipment shall be stored in the applicable Delivery Devices following Delivery of such Turbine Equipment to the Delivery Point. Buyer shall pay the applicable charges for such Delivery Devices set forth in Exhibit K to the form of Turbine Supply Agreement for up to _____* months.

7.4       Standard of Performance. Buyer shall perform, or cause to be performed, all of its obligations hereunder in a workmanlike manner and in compliance, in all material respects, with Applicable Laws, the Buyer Permits, applicable Supplier Permits, copies of which were delivered to Buyer pursuant to Section 6.6, Prudent Wind Industry Practices, the Technical Specifications and the other requirements of this Agreement, all as more particularly described herein. If the standards or requirements derived from the foregoing are inconsistent, Buyer shall perform, or cause to be performed, its obligations in accordance with the requirements of the most stringent rule, standard, criteria or guideline. If there are any conflicts between or among the standards or requirements derived from the foregoing, Buyer shall promptly notify Supplier of the conflict and the Parties shall cooperate and negotiate in good faith such modifications to this Agreement as are necessary to resolve the conflict.

7.5       Buyer’s Manager. Buyer shall appoint a single representative, and shall provide prompt written notice thereof to Supplier, to act as its manager and coordinator of this Agreement on Buyer’s behalf (the “Buyer’s Manager”). To the extent practicable, the Buyer’s Manager shall not be replaced without reasonable prior written notice to Supplier. The Buyer’s Manager (i) shall act as the liaison for Buyer’s communications with Supplier, (ii) shall be responsible for receiving all reports due under this Agreement from Supplier and delivering all reports due hereunder to Supplier, (iii) shall have authority to act on behalf of Buyer and (iv) shall have the experience and authority to make reasonably prompt means and methods decisions at the Delivery Point on a real time basis. All communications received from the Buyer’s Manager shall be binding on Buyer except with respect to those communications that Buyer has delivered written notice to Supplier that the Buyer’s Manager is not authorized to accept or deliver. Notwithstanding the foregoing, the Buyer’s Manager shall not have authority to amend or to modify any of the provisions of this Agreement. The Buyer’s Manager shall coordinate all activities of Buyer and its contractors at the Delivery Point, including reporting activities, scheduling activities, communication activities, and administration. Buyer shall at all times keep Supplier informed of the identity of and contact information for the Buyer’s Manager and, to the extent a different individual has responsibility for site safety, environmental issues, emergencies and billing and invoicing, the identity of and contact information for such individuals.

7.6       Buyer Permits. Buyer shall obtain and maintain all Permits necessary for the execution and completion of Supplier’s obligations hereunder and any other Permits necessary to develop, construct, install, engineer, own, operate or maintain the Delivery Point (other than the Supplier Permits) (collectively, the “Buyer Permits”). Supplier shall, at no cost or expense to it, reasonably cooperate with Buyer with respect to obtaining any Buyer Permits. Reasonably promptly following receipt thereof, Buyer shall deliver copies to Supplier of all such Buyer Permits that are reasonably likely to have an impact on Supplier’s performance of its obligations hereunder.

7.7       Hazardous Site Conditions. In the event Supplier encounters any Hazardous Substance or other hazardous conditions at the Delivery Point which have not been rendered harmless, Supplier shall immediately report the condition to Buyer and stop work in the area affected. Buyer shall, at its sole cost and expense, remove or render harmless, or take other actions necessary to remedy the hazards associated with, any such Hazardous Substance or other hazardous conditions other than such Hazardous Substance or other hazardous conditions brought on the Delivery Point, or caused by, Supplier or its Subcontractors. Supplier’s obligations under this Agreement in the affected area shall not be resumed until Buyer has complied with the foregoing obligation.

7.8       Soil and Subsurface Conditions. Prior to commencement of any obligations of Supplier at the Delivery Point, Buyer shall evaluate or cause to be evaluated the Soil and Subsurface Conditions (including the presence of caverns or voids) where the obligations of Supplier are to be performed and inform Supplier of any area of sensitivity identified. As between Supplier and Buyer, Buyer shall be solely responsible for any and all delays, additional costs or unintended consequences of any Soil or Subsurface Condition. In the event a Soil or Subsurface Condition delays or results in additional cost to perform the obligations of Supplier hereunder or otherwise adversely impacts Supplier or performance of such obligations, Buyer shall grant Supplier a Change Order increasing the Aggregate Base Price and extending the Guaranteed Delivery Dates commensurate with such delay and added cost, including overtime charges for labor and equipment, and take such other actions as are reasonably necessary to remedy the adverse impacts on Supplier or the performance of the Supplier’s obligations hereunder resulting from the Soil or Subsurface Conditions.

ARTICLE 8.

PROPRIETARY RIGHTS

8.1       Grant of and Rights to License. Subject to Buyer’s ongoing compliance with the terms of this Agreement (including compliance with Section 13.1) and upon Delivery by Supplier of the Turbine Equipment to Buyer, Supplier hereby grants to Buyer a non-exclusive, royalty-free and non-transferable (except as permitted herein) limited license (the “License”) under Supplier’s Intellectual Property in the Licensed Technology, to use the Licensed Technology solely at the Project Site solely for the purpose of using, operating, maintaining, and supporting its permitted use of, the Turbine Equipment, and solely in accordance with the terms of this Agreement. The Licensed Technology is licensed solely for use in the form delivered to Buyer and may not be separated from any part of the Turbine Equipment with which it may be integrated. The License shall be paid-up after Buyer has paid the Aggregate Base Price to Supplier. Buyer may not modify, adapt, translate, display or distribute the Licensed Technology, or use the Licensed Technology to create a derivative work or sell, lease, loan, publish, disclose, sublicense, grant have made rights, rent, assign, transfer, deploy or otherwise make available the Licensed Technology, in whole or in part, to any third party except as expressly permitted in this Agreement. However, Buyer may disclose the Licensed Technology to third party contractors who have a need to know such Licensed Technology solely for Buyer’s use, operation and maintenance of the Turbine Equipment and in accordance with the terms of this Agreement; provided that such third parties shall first execute a confidentiality agreement containing restrictions on disclosure and use at least as restrictive as those in Article 13 (and such third party contractors shall not be permitted to disclose the Licensed Technology to any other third party). The Licensed Technology is Confidential Information of Supplier as defined in Section 13.1 even if not marked as “confidential,” “proprietary” or with other such similar language, except where an exception in Section 13.1.1 applies.

8.2       No Copies. Except for back-up or archival purposes or as otherwise permitted by this Agreement, Buyer shall not make any copies of the Licensed Technology without first obtaining express written permission from Supplier, provided, however, that (i) Buyer may make reasonable copies of the Reference Documents and Operating Manuals to the extent necessary to operate the Turbine Equipment and otherwise perform its obligations under this Agreement and (ii) Buyer may make a backup copy of software installed on the SCADA System server.

8.3       Proprietary Notices. Buyer shall not remove or alter, or permit to be removed or altered, any proprietary notices that appear on or with the Licensed Technology.

8.4       No Reverse Engineering. The Licensed Technology includes trade secrets of Supplier or its Affiliates. In order to protect the Licensed Technology, Buyer shall not modify, translate, decompile, reverse engineer, decrypt, extract or disassemble the Licensed Technology or otherwise reduce or attempt to reduce any software or firmware in the Licensed Technology to source code form. Buyer shall ensure, both during and after the performance of this Agreement, that (a) Persons who are not bound by a confidentiality agreement consistent with this Agreement shall not have access to the Licensed Technology and (b) Persons who are so bound are put on written notice that the Licensed Technology contains trade secrets, owned by and proprietary to Supplier or its Affiliates.

8.5	Improvements.

8.5.1    By Supplier. Any improvement hereafter made by or for Supplier or any of its Affiliates in the Licensed Technology that is approved and adopted by Supplier for use by Buyer under this Agreement shall be included in the “Licensed Technology.” The Parties agree that due to the background and expertise of Supplier and its Affiliates in the Licensed Technology and its vested interest in maintaining the quality of its products, Supplier may decide in its sole discretion which improvements it shall approve and adopt for purposes of Buyer’s use under the License.

8.5.2    By Buyer. Buyer may not modify the Licensed Technology. Buyer may suggest modifications in the Licensed Technology to Supplier. In order to maintain product quality, any modification in the Licensed Technology suggested by Buyer must first be approved by Supplier in its sole discretion in writing before it is used by Buyer hereunder. If Buyer develops any modification or improvement in the Licensed Technology (whether permitted or not), it shall disclose it to Supplier in writing within a reasonable period of time. If and only if, and to the extent, Applicable Law mandates that Buyer own any modifications to or improvements in the Licensed Technology, notwithstanding the terms of this Agreement, Buyer hereby grants to Supplier and its Affiliates a non-exclusive, perpetual, worldwide, royalty-free license to use and sublicense others to use these modifications or improvements.

8.6	Ownership.

8.6.1    Supplier. As between the Parties, Supplier or its Affiliates shall own the Licensed Technology, including any modifications, discoveries, derivative works and improvements related to it, whether developed by Supplier, by Buyer, or by the parties jointly, all Intellectual Property therein and any Intellectual Property developed during, or arising out of, the performance of Supplier’s obligations under this Agreement. Buyer acquires only the right to use the Licensed Technology and improvements under the License, in compliance with the terms of this Agreement, and does not acquire any ownership rights or title to it.

8.6.2    Buyer. As between the Parties, Buyer or its Affiliates shall own (1) any Intellectual Property developed or acquired by Buyer prior to or independently of this Agreement and the relationship with Supplier created hereby, (2) the Project Site Data and all data generated by the SCADA System (collectively, the “Buyer Data”), and (3) all Intellectual Property therein, excluding in each case any of the Licensed Technology incorporated therein. Buyer hereby grants to Supplier a non-exclusive, royalty-free, perpetual, non-transferable license to use the Buyer Data generated during any period in which Supplier is performing services as described in the form of Service Agreement by the SCADA System; provided, that it is treated as Confidential Information subject to Section 13.1 and that Supplier shall not disclose to third parties any Buyer Data that identifies the Buyer, the Project or the Project Site.

8.7       Enforcement. Each Party shall notify the other promptly in writing of any suspected infringement by a third party of the Licensed Technology or any of the Intellectual Property therein. Supplier shall have the exclusive right to enforce and defend the rights appurtenant to the Licensed Technology or the Intellectual Property therein in Supplier’s sole discretion and shall have the sole right of control of any such enforcement action or proceeding it elects to initiate (an “Action”), at Supplier’s sole cost and expense. Supplier shall keep Buyer informed as to the course of all such Actions in the Territory whether conducted for Supplier’s or Buyer’s account. Buyer shall provide on Supplier’s written request all reasonable assistance in preparing and advancing Supplier’s case, in consideration of which Supplier shall reimburse Buyer’s reasonable out-of-pocket costs incurred in doing so. Supplier may retain any monetary damages or other compensation or recovery awarded to it in any Action under this Section 8.7. Notwithstanding the foregoing, Buyer may participate and be represented in any Action by its own counsel at its own expense. Supplier shall not settle any such Action in a manner materially and adversely affecting Buyer’s rights in this Agreement without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Buyer has no right to enforce Supplier’s Intellectual Property in the Licensed Technology against any third parties.

8.8       Durations and Transfers. The Licensed Technology is inseparable from the Turbine Equipment furnished under this Agreement. As a result, the License (i) shall continue for so long as Buyer or any successor retains ownership of the Turbine Equipment and continues operating it, (ii) shall terminate automatically if and when the Wind Turbines are permanently removed from service (subject to earlier termination in accordance herewith), (iii) shall transfer as part of an Assignment that is permitted under Section 19.3, and (iv) shall transfer to the Designated Owner or Third Party Owner upon execution of the relevant Project Documents. If Buyer sells or transfers a Project, the Turbine Equipment or any portion thereof, apart from an Assignment of this Agreement, the License will terminate as to Buyer and Buyer must, as a condition thereof, notify Supplier in writing and assign to the transferee thereof the License, and procure from the transferee an assumption of the License, on substantially the same terms as set forth in this Article 8 and in form subject to Supplier’s reasonable approval, to the extent the License is applicable to the assets being sold or transferred. The License may not be assigned, transferred or sublicensed except as expressly permitted in this Section 8.8. Buyer shall be responsible for, and indemnify, defend and hold harmless Supplier, Supplier’s Parent, Supplier’s Affiliates, and their respective officers, directors, members, agents and employees from and against any damage, injury or loss resulting from the failure of Buyer to comply with the terms of this Section 8.8. Without limiting any other terms and conditions of this Agreement or Supplier’s rights or ability to pursue and obtain monetary damages or injunctive relief, Supplier may terminate the License for (i) any material breach of the terms and conditions of Section 8.4 which breach, if capable of being cured, is not cured within ____* days following receipt of written notice thereof, or _____* days if such default is not reasonably capable of cure within _____* days and Buyer commences to remedy the default within such _____* day period and thereafter diligently pursues such remedy until such default is fully cured, (ii) with respect to the affected Turbine Equipment, any failure of Buyer to accept Delivery of such Turbine Equipment in accordance herewith, or any failure by Buyer to pay amounts due and payable hereunder for the Turbine Equipment following the applicable cure notice and expiration of the cure period, (iii) a knowing and willful disclosure of the Licensed Technology to a competitor of any of Supplier, Supplier Parent or either of their Affiliates (except as a result of an assignment to which Supplier issued its prior written consent pursuant to Section 19.3, or if such Licensed Technology have become public through no breach of the terms and conditions of this Agreement), or (iv) on more than _____* occasions, Buyer is found, through resolution of a Dispute, whether by settlement or otherwise, to have materially breached the terms and conditions of this Section 8.8 in substantially the same manner.

8.9       Government End Users. The software portion of the Licensed Technology is a “commercial item” as that term is defined at 48 CFR 2.101, consisting of “commercial computer software” and “commercial computer software documentation,” as such terms are used in 48 CFR 12.212 and in the event the Licensed Technology is provided to the U.S. Government, such Licensed Technology shall be provided to the U.S. Government only as a commercial end item. Consistent with 48 CFR 12.212, civilian U.S. Government end users acquire the software and documentation with only those license rights set forth herein as restricted by 48 CFR 12.212(a)(1) and (a)(2); Department of Defense end users acquire the software and documentation with only those license rights set forth herein as restricted by 48 CFR 227.7202-1 through 227.7202-4.

8.10     Export Restrictions. Buyer acknowledges that the Licensed Technology may be subject to the U.S. Export Administration Laws and Regulations. Buyer may not export or re-export the Licensed Technology (nor any direct product therefrom) in violation of the U.S. export laws. Buyer certifies that Buyer is not on the U.S. Department of Commerce’s Denied Persons List or affiliated lists or on the U.S. Department of Treasury’s Specially Designated Nationals List. To the extent required, Buyer shall abide by any and all notices regarding export and agrees not to remove or allow any third party to remove such notices. Buyer’s obligation under this Section 8.10 shall survive the expiration or termination of this Agreement.

8.11     Reservation of Rights. Supplier reserves all rights in the Licensed Technology not expressly granted to Buyer in this Agreement. Without limitation of the foregoing, no rights are granted to Buyer, in this Agreement or any other agreement between the Parties, to access, receive, possess, use, reverse engineer, decompile or disclose any source code of any software or firmware.

ARTICLE 9.

EXCUSABLE EVENTS

9.1       Excusable Events. Supplier shall be entitled to an adjustment in the Aggregate Base Price and/or the Guaranteed Delivery Dates upon the occurrence of an Excusable Event, to the extent that such Excusable Event increases the cost of Supplier’s performance of its obligations hereunder or materially adversely affects its obligations hereunder such that Supplier’s performance such obligations is temporarily or permanently prevented or delayed; provided, Supplier complies with Sections 9.3 and 9.4. For the purposes of this Agreement, an “Excusable Event” shall mean and refer to:

9.1.1    delays or interference with the Supplier’s obligations hereunder resulting from the acts or omissions of any Buyer Responsible Party;

9.1.2    the occurrence of a Force Majeure Event;

9.1.3    events concerning Soil or Subsurface Conditions described under Section 7.8;

9.1.4    events concerning Hazardous Substances or other hazardous conditions described under Section 7.7;

9.1.5    a Change in Law;

9.1.6    the issuance of, or change to, any Buyer Permit after the Effective Date;

9.1.7    the failure of Buyer to acquire any of the Real Property Rights or the Buyer Permits, including the failure to acquire such Real Property Rights or Buyer Permits in a timely fashion so that Supplier may perform its obligations under this Agreement;

9.1.8    stoppages in Supplier’s obligations under this Agreement which occur pursuant to the terms and provisions of Section 16.4.2;

9.1.9    failure of Buyer or any of its contractors to complete Owner’s obligations hereunder in accordance with the Buyer Standards of Performance;

9.1.10    any acts or omissions by Buyer or any Person directly or indirectly engaged or instructed by it (other than Supplier or its Subcontractors or Vendors) which are not in material compliance with the requirements of this Agreement, including any task not forming part of the work to be performed by Supplier;

9.1.11    suspension or stoppages of Supplier’s obligations under this Agreement instructed by or on behalf of Buyer; or

9.1.12    Delivery of the Turbine Equipment to an Alternate Delivery Location.

9.2       Change Order for Excusable Event. If Supplier is entitled to an adjustment in the Aggregate Base Price and/or the Guaranteed Delivery Dates for any reason hereunder, then Supplier and Buyer shall execute a Change Order to effect the same.

9.3       Procedures upon Excusable Event or Force Majeure. Neither Party will be considered to be in breach or default of its obligations under this Agreement to the extent that performance of such obligations or its efforts to cure are delayed or prevented due to a Force Majeure Event or, with respect to Supplier, an Excusable Event. If either Party, as a result of an Excusable Event, is rendered wholly or partially unable to perform its obligations under this Agreement, such Party shall comply with the following:

9.3.1    the affected Party shall give the other Party written notice describing the particulars of the occurrence, with written notice given promptly after the occurrence of the event, and in no event more than _____* Business Days after the affected Party becomes aware that such occurrence is an Excusable Event; provided, however, that any failure of the affected Party to provide such written notice within such _____* Business Day period shall not waive, prejudice or otherwise affect such Party’s right to relief under this Article 9 except that any adjustment to the Aggregate Base Price or extension of the Guaranteed Delivery Dates shall be calculated from the date on which the affected Party gives written notice under this Section 9.3.1;

9.3.2    the affected Party shall give the other Party written notice estimating the event’s expected duration and probable impact on the performance of such Party’s obligations hereunder, and such affected Party shall continue to furnish timely regular reports with respect thereto during the continuation of the event;

9.3.3    the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the event;

9.3.4    no liability of either Party which arose before the occurrence of the event causing the suspension of performance shall be excused as a result of the occurrence;

9.3.5    the affected Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party, promptly taking appropriate and sufficient corrective action, including the expenditure of all reasonable sums of money and re-assignment of personnel or equipment to other tasks or locations within the Delivery Point;

9.3.6    the affected Party shall use all reasonable efforts to promptly continue to perform its obligations hereunder and to promptly correct or cure the event excusing performance; and

9.3.7    when the affected Party is able to resume performance of the affected obligations under this Agreement, the affected Party shall promptly resume performance and give the other Party written notice to that effect, and a Change Order shall be executed by Buyer and Supplier under Article 10 to account for the actual effect, if any, on the affected Party’s performance of its obligations by the event.

9.4       Burden of Proof. The burden of proof as to whether an Excusable Event has occurred and whether such event excuses a Party from performance under this Agreement shall be upon the Party claiming such Excusable Event

ARTICLE 10.

CHANGE ORDERS

10.1     Change Order. A “Change Order” is a written instrument signed by Buyer and Supplier in the form of Exhibit X, stating their mutual agreement to any or all of the following: (i) a change in the obligations of Supplier hereunder, if any; (ii) the amount of the adjustment in the Aggregate Base Price, if any; and/or (iii) the extent of the adjustment, if any, to the Guaranteed Delivery Dates. Upon receiving a Change Order, Supplier shall diligently perform the work set forth therein in accordance with and subject to all of its other obligations under this Agreement.

10.2     Change Order Process. In addition to circumstances set forth herein where the Parties are entitled to a Change Order, Buyer or Supplier may request changes in the obligations of Supplier within the scope of this Agreement consisting of additions, deletions or other revisions to such obligations of Supplier hereunder. If either Buyer or Supplier wishes to change the obligations of Supplier hereunder, it shall submit a change request to the other Party in writing. If the requested change relates to a change to the obligations of Suppler hereunder or results from a condition in which either Party is entitled to a Change Order under this Agreement, then within _____* Business Days following receipt or delivery, as applicable, of the requested change, the requesting Party shall submit a detailed proposal to the other Party including (i) the increase or decrease, if any, in the Aggregate Base Price and changes to the Payment Schedule that would result from such change, (ii) the effect, if any, upon the Guaranteed Delivery Dates by reason of such proposed change , and (iii) an explanation of, and providing commercially reasonable documentation supporting, the basis for the change (collectively, the “Change Order Information”). If the proposed change relates to any other matter, the requesting Party, at the time the request for the change is made, shall provide the proposed Change Order Information. Within _____* Business Days following receipt of the Change Order Information, the Parties shall meet and, acting reasonably, negotiate in good faith a mutually acceptable Change Order in accordance with the principles set forth herein. Following agreement on the terms and conditions of the Change Order, the Parties shall execute the same. If the Parties do not agree upon the terms and conditions of the Change Order or whether a Party is entitled to a Change Order, and the proposed change relates to circumstances in which a Party is entitled to a Change Order under this Agreement, then either Party may submit the matter to dispute resolution pursuant to Sections 18.1 and 18.2.

10.3     Default Change Order Pricing. If Supplier is entitled to a Change Order hereunder, but the Parties are unable to mutually agree upon the adjustments to the Aggregate Base Price for the requested change, Supplier shall perform the agreed upon portion of the Change Order and Buyer shall pay the costs associated therewith in accordance with the pricing provisions set forth in Exhibit FF and otherwise at Supplier’s reasonable, documented costs plus _____*, subject to adjustment if the matter is submitted to the dispute resolution procedures set forth in Sections 18.1 and 18.2. If Buyer requests a Change Order, and the Parties agree on the scope of the change but do not agree upon the adjustments to the Aggregate Base Price for the requested change, Supplier may, in its sole discretion, elect to perform the agreed upon portion of the Change Order and Buyer shall pay the costs associated therewith at Supplier’s reasonable, documented costs plus _____*, subject to adjustment if the matter is disputed in accordance with the dispute resolution procedures set forth in Sections 18.1 and 18.2.

10.4     Change Order Restrictions. Notwithstanding anything herein to the contrary, Buyer shall not be entitled (i) to change the number, model or type of Wind Turbines or Towers, (ii) to reduce the scope of Supplier’s obligations hereunder or (iii) to change the equipment options for the Turbine Equipment after the earlier of (a) delivery of an Equipment Options Notice or (b) the Equipment Options Notice Outside Date.

10.5     No Change. Supplier shall not be obligated to proceed with any change in the obligations of Supplier hereunder requested by Buyer unless and until a Change Order is executed by the Parties in relation to such change. Further, Supplier shall not be required to implement a requested change in the obligations of Supplier hereunder by Buyer if (i) Supplier reasonably believes the implementation of such change could impair its ability to comply with any of the warranties or the covenants set forth in the Project Documents or (ii) until Buyer provides any Payment Security required in connection with any executed Change Order and in either case, promptly notifies Buyer thereof. Supplier shall not proceed with any change in the obligations of Supplier hereunder contemplated by a Change Order until Buyer has approved in writing the proposed Change Order or has expressly authorized Supplier in writing to perform the changed obligations prior to such approval.

10.6     Accounting and Auditing. To the extent that any Change Orders are issued in accordance with Section 10.3 for which Buyer pays an amount determined on a cost-plus basis or Buyer is to make termination payments pursuant to Section 16.5 on a cost-plus basis, Supplier shall keep accurate and complete accounting records in support of the associated costs, billings and claims in accordance with generally recognized accounting principles and practices. Buyer, or its audit representatives, shall have the right at any reasonable time or times (but in any event no more frequently than once per calendar quarter) to examine, audit and copy the records, vouchers and their source documents which were included in any claim or compensation subject to such a Change Order or termination invoice (but expressly excluding pricing elements which are fixed in amount by this Agreement or Change Order). Such documents shall be available for examination, audit and copying for ____* years after the termination or expiration of this Agreement. Supplier shall reasonably cooperate with Buyer in connection with any such audits. Notwithstanding anything herein to the contrary, Buyer shall have no right to audit, investigate, analyze, copy or otherwise review documents related to the cost of the Turbine Equipment.

ARTICLE 11.

INSURANCE

Supplier and Buyer shall maintain or cause to be maintained the insurance described in Exhibit Z and shall otherwise comply with the terms and conditions set forth in Exhibit Z.

ARTICLE 12.

LIMITATIONS ON LIABILITY

12.1     Overall Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement and without modification of other limits of liability set forth herein, in no event shall Supplier, Supplier Parent and their Affiliates be liable, alone or in the aggregate, to Buyer for any Losses in excess of an amount equal to ____* of the Maximum Liability regardless of whether such liability arises out of breach of contract, guaranty or warranty, tort, product liability, indemnity, contribution, strict liability or any other legal theory; provided, however, that the preceding limitation of liability shall not apply to, and no credit shall be issued against such liability for: (i) Supplier’s indemnity obligations set forth in clause (b) of Section 17.2 solely as they relate to claims by third parties and (ii) liabilities resulting from the gross negligence or willful misconduct of Supplier or its Subcontractors. Any Losses of Supplier, Supplier Parent and their Affiliates arising under this Agreement shall be applied towards the foregoing aggregate liability cap (i.e., shall reduce Supplier’s liability under this Agreement on a Dollar for Dollar basis). The limits on the amount of insurance required to be maintained hereunder pursuant to Article 11 shall not operate to limit Supplier’s liability under this Agreement.

12.2     Consequential Damages. Buyer and Supplier waive all claims against each other (and against the Affiliates of each, and their respective members, shareholders, officers, directors, agents and employees) for any consequential, incidental, indirect, special, exemplary or punitive damages (including loss of actual or anticipated profits, revenues or product; loss by reason of shutdown or non-operation; increased expense of operation, borrowing or financing; loss of use or productivity; and increased cost of capital) arising out of this Agreement; and, regardless of whether any such claim arises out of breach of contract, guaranty or warranty, tort, product liability, contribution, strict liability or any other legal theory, and Buyer and Supplier each hereby releases the other and each of such Persons from any such liability. Any liquidated damages payable by Supplier under this Agreement shall not be deemed consequential damages and any amounts payable by either Party pursuant to its indemnity obligations under this Agreement shall not be deemed consequential or punitive damages.

12.3     Releases Valid in All Events. Except in cases of gross negligence, fraud or willful misconduct, the Parties intend that the waivers and disclaimers of liability, releases from liability, limitations and apportionments of liability, and indemnity and hold harmless provisions expressed throughout this Agreement shall apply even in the event of the negligence (in whole or in part), strict liability, tort liability, fault or breach of contract (including other legal bases of responsibility such as fundamental breach) of the Party whose liability is released, disclaimed or limited by any such provision, and shall extend to such Party’s Affiliates and their respective partners, shareholders, directors, officers, employees and agents. Notwithstanding anything herein to the contrary, no waiver, disclaimer, release, limitation or indemnity shall apply or be effective in the event of the willful misconduct, gross negligence or fraud of the Party attempting to enforce such provision.

12.4     Survival. The provisions of this Article 12 shall survive the termination or expiration of this Agreement.

ARTICLE 13.

CONFIDENTIALITY AND PUBLICITY

13.1	Confidential Information.

13.1.1  A Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) certain non-public information of a sensitive commercial nature, including the terms and conditions of this Agreement and all technical, product, marketing, financial, personnel, planning, and other information (“Confidential Information”) or the Receiving Party may otherwise obtain such Confidential Information. Confidential Information includes information marked as “confidential,” “proprietary,” or similar language or orally so designated (with a written confirmation of such oral designation sent to the Receiving Party within a reasonable time after such oral designation but in any event not more than thirty (30) days) or may not be marked or designated, but by its nature, ought to be considered Confidential Information of such Disclosing Party. Confidential Information shall be protected against unauthorized use or disclosure by the Receiving Party with the same degree of protection the Receiving Party uses to protect its own Confidential Information, but no less than reasonable care. “Confidential Information” shall not include any particular information which the Receiving Party can demonstrate (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the Receiving Party; (c) to the knowledge of the Receiving Party, was rightfully in the possession of the Receiving Party at the time of disclosure to it without any obligation to restrict its further use or disclosure; (d) was received from a third party who, to the knowledge of the Receiving Party, had a lawful right to disclose such information to the Receiving Party without any obligation to restrict its further use or disclosure; or (e) was independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party. Confidential Information is received by the Receiving Party in confidence and in trust. Accordingly, the Receiving Party shall use the Disclosing Party’s Confidential Information only for performance of this Agreement, the Project Documents or construction, use, operation or maintenance of the Turbine Equipment, and shall limit the disclosure of Confidential Information to consultants, auditors, employees, subcontractors or agents of the Receiving Party who have a need to know such Confidential Information for purposes expressly authorized by this Agreement and who are bound in writing by, or are otherwise subject to professional standards regarding, confidentiality terms no less restrictive than those contained herein; provided, that the Receiving Party shall use commercially reasonable efforts to coordinate with the Disclosing Party prior to the dissemination of Confidential Information to such parties and shall give the Disclosing Party a reasonable opportunity to object to such dissemination on the grounds that the proposed type or category of Confidential Information is not being disseminated on a “need-to-know” basis. Upon the reasonable request of the Disclosing Party, the Receiving Party shall provide to the Disclosing Party copies of its written confidentiality agreements entered into with its consultants, auditors, subcontractors or agents prior to any disclosure to such parties. Buyer shall not disclose, or cause to be disclosed, any Confidential Information of Supplier to any Person that designs or manufactures wind turbines, or an Affiliate of such Person, other than Supplier and its Affiliates. In the event of a breach of a Representative Agreement with respect to Confidential Information, (i) Buyer agrees to promptly take all reasonable steps available to Buyer under the Representative Agreement to enforce the confidentiality obligations thereunder and (ii) if such efforts do not result in the confidentiality obligations being enforced, then, upon written request from Supplier, Buyer shall assign to Supplier, to the extent assignable, the rights of Buyer to enforce such Representative Agreement with respect to such breach. Nothing in this Section 13.1.1 shall prohibit either Party from disclosing to third parties to the extent disclosure of information to a Governmental Authority is required in connection with either Party’s application for Permits. Notwithstanding anything to the contrary contained herein, the Receiving Party may disclose Confidential Information upon prior written notice to the Disclosing Party to the extent required to comply with an order of a Governmental Authority with appropriate jurisdiction or as required to be disclosed under Applicable Law or any securities exchange requirement, provided, that:

(i)        if the Receiving Party receives a request (by order, oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil or criminal investigative demand orders, decree or similar processes) requiring disclosure of Confidential Information from a Governmental Authority with appropriate jurisdiction, it shall promptly provide a copy of such request to the Disclosing Party. The Disclosing Party shall have the right to request the Receiving Party to seek to obtain a protective order or other remedy preventing or limiting disclosure or to seek to obtain a protective order or other remedy on its own behalf. The Disclosing Party and the Receiving Party shall cooperate, acting reasonably and in good faith, to obtain protective orders or other remedies preventing or limiting disclosure. If such protective order or other remedy is not obtained, the Receiving Party shall furnish only that portion of the Confidential Information that it is advised in writing by counsel that it is legally required to disclose. For clarity, the Receiving Party shall not disclose any Confidential Information that the request or Applicable Law permits the Receiving Party to refrain from disclosing. The Receiving Party shall use diligent efforts to cooperate with the Disclosing Party in its efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information; and

(ii)       if the Receiving Party is required to make a disclosure of Confidential Information pursuant to any Applicable Law or any securities exchange requirement, the Receiving Party shall seek confidential treatment of such Confidential Information before or concurrently with disclosure and shall seek to have this Agreement and any applicable Project Documents redacted consistent with the redactions set forth in Exhibit EE, and in all such cases, the Parties shall cooperate, acting reasonably and in good faith, to agree upon the description of such Confidential Information being disclosed and how to seek to maintain the confidentiality of the Confidential Information. For clarity, the Receiving Party shall not disclose any Confidential Information that the Applicable Law or securities exchange requirement permits the Receiving Party to refrain from disclosing. Supplier hereby acknowledges that Buyer may be required to file this Agreement with the Securities and Exchange Commission.

(iii)      Supplier hereby acknowledges that Buyer may be required to file this Agreement with the Public Service Commission of Wisconsin (PSCW), the Iowa Utilities Board, the Minnesota Public Utilities Commission, any other Governmental Authorities with whom such board and commissions interact, and other Persons that may be granted intervenor status in any proceeding before such Governmental Authorities in which this Agreement may be required to be filed and who requests a copy of this Agreement. Supplier consents to such required disclosures (1) to the Governmental Authorities subject to Buyer filing a written request in the form of a motion for protective order or for confidential treatment or other comparable written request that this Agreement be afforded confidential treatment and (2) to the intervening Persons to the extent such Persons have signed protective orders issued by the applicable Governmental Authorities or have entered into confidentiality agreements pursuant to which this Agreement will receive confidential treatment. Buyer shall notify Supplier promptly if it receives notice of any challenge to the request that this Agreement be afforded confidential treatment. To the extent Governmental Authority procedures allow or require, Buyer will seek to obtain a protective order or other comparable written assurance of protection from the applicable Governmental Authority before filing this Agreement and will file the Agreement as confidential subject to the terms of the protective order or other comparable written assurance of protection.

(iv)      The Receiving Party shall notify the Disclosing Party immediately if the Receiving Party learns of any loss of, inability to account for, misappropriation or misuse of the Confidential Information or any threatened or potential disclosure of the Disclosing Party’s Confidential Information and shall cooperate with the Disclosing Party to minimize the effects to the Disclosing Party of such event and damage resulting from such event, including seeking equitable or other appropriate relief, including injunctive relief, from a court. The Receiving Party shall return to the Disclosing Party or destroy all Confidential Information upon written request or upon expiration or termination of this Agreement, except for one (1) archival copy, and shall certify in writing that it has done so.

13.2     Publicity. Neither Buyer nor Supplier shall publish any drawing, photograph, video or film or directly or indirectly disclose any information relating to the obligations of Supplier hereunder or any Project, to the press, radio, television or other news media or use the other Party’s name in any written or electronic publication without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed) and subject to such reasonable conditions as may be prescribed by such Party. The Parties shall coordinate and obtain each other's prior written consent to the content and timing of each Party's initial news release announcing the transactions contemplated by this Agreement; provided that Supplier shall have the right to issue such news release before Buyer.

13.3     Survival. The provisions of this Article 13 shall survive the termination or expiration of this Agreement.

13.4     Remedies. Each Party acknowledges that the other believes that its Confidential Information is unique property of extreme value to the other Party, and the unauthorized use or disclosure thereof would cause the other Party irreparable harm that could not be compensated by monetary damages. Accordingly, it is agreed that, in addition to any other remedy to which it may be entitled in law or equity, each Party shall be entitled to and may seek, from any court of competent jurisdiction, injunctive and preliminary relief (without the posting of any bond and without proof of actual damages) to prevent any disclosure or threatened disclosure of Confidential Information in violation of this Agreement and/or to compel specific performance of this Article 13.

ARTICLE 14.

REPRESENTATIONS AND WARRANTIES OF SUPPLIER

As of the Effective Date, Supplier hereby represents and warrants to Buyer as follows:

14.1     Due Organization; Valid Existence; Qualified to do Business. Supplier is a corporation duly organized under the laws of California, qualified to conduct business in the State of Iowa, and will be qualified to conduct business in the states of Minnesota and Wisconsin if required hereunder prior to conducting any such business, and is validly existing and in good standing under the laws of California.

14.2     Due Authorization. The execution, delivery and performance of this Agreement by Supplier has been duly authorized by all necessary corporate action on the part of Supplier and does not and will not require the consent of any trustee or holder of any indebtedness or other obligation of Supplier or any other party to any other agreement with Supplier.

14.3     Execution and Delivery. This Agreement has been duly executed and delivered by Supplier. This Agreement constitutes the legal, valid and binding obligation of Supplier enforceable against it in accordance with its terms, except to the extent limited by bankruptcy, insolvency or other similar laws relating to the rights of creditors, or by general principles of equity.

14.4     Governmental Approvals. No governmental approval, Permit or consent, and no registration, declaration or filing with any Governmental Authority is required on the part of Supplier in connection with the execution, delivery or performance of this Agreement, except those which have already been obtained or which Supplier anticipates will be timely obtained in the ordinary course of performance of this Agreement.

14.5     Permits. Supplier is (or will be prior to performing any obligations at the Delivery Point for which such Supplier Permit is required) the holder of all Supplier Permits required to permit it to operate or conduct its business now and as contemplated by this Agreement.

14.6     Accuracy of Information. The Technical Specifications provided to Buyer by Supplier related to the Wind Turbines, to Supplier’s knowledge, are true, accurate, correct and complete in all material respects.

14.7     Title. Supplier shall, if and when title transfers pursuant to Article 5, have good and marketable title to the Turbine Equipment, free and clear of any monetary liens or encumbrances, and shall have the right to sell, convey, transfer and assign such Turbine Equipment to the relevant Designated Owner.

14.8     Rights to Licensed Materials. Supplier represents and warrants to Buyer that to the best of its knowledge and belief it has all necessary right and authority to grant the license granted pursuant to Section 8.1 (including where necessary by having obtained the necessary rights from its Affiliates or third party licensors as the case may be).

ARTICLE 15.

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the Effective Date (except with respect to Sections 15.6 and 15.7), Buyer represents and warrants to Supplier as follows:

15.1     Due Organization; Valid Existence; Qualified to do Business. Buyer is a corporation duly organized under the laws of Iowa, qualified to conduct business in the State of Iowa, and is validly existing and in good standing under the laws of Iowa.

15.2     Due Authorization. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary action on the part of Buyer and does not and will not require the consent of any trustee or holder of any indebtedness or other obligation of Buyer or any other party to any other agreement with Buyer.

15.3     Execution and Delivery. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent limited by bankruptcy, insolvency or other similar laws relating to the rights of creditors, or by general principles of equity.

15.4     Governmental Approvals. No governmental approval, Permit or consent, and no registration, declaration or filing with any Governmental Authority is required on the part of Buyer in connection with the execution, delivery or performance of this Agreement, except those which have already been obtained or which Buyer anticipates will be timely obtained in the ordinary course of performance of this Agreement.

15.5     Permits. Buyer is (or will be prior to Supplier performing any obligations at the Delivery Point for which such Buyer Permit is required) the holder of all Buyer Permits required to permit it to operate or conduct its business now and as contemplated by this Agreement.

15.6     Accuracy of Information. As of the date of delivery of each Project Notice, all information provided to Supplier by Buyer related to the Project and the Project Site described in such Project Notice, including the Climatic Data Sheet and the Project Site Data, is to Buyer’s knowledge, true, accurate, correct and complete in all material respects.

15.7     Correct Project Commercial Information. As of the date of delivery of each Project Notice, all assumptions and projections supplied to Supplier and relating to the calculation of the relevant Project’s capacity output, including the anticipated Project output, are Buyer’s reasonable and good faith estimates, and, to Buyer’s knowledge, all information and data supplied to Supplier are accurate.

ARTICLE 16.

DEFAULT AND TERMINATION

16.1     Supplier Defaults. The occurrence of any one or more of the following events shall constitute an event of default by Supplier hereunder (a “Supplier Event of Default”):

16.1.1  Supplier fails to pay to Buyer any payment or issue any credit required under this Agreement which is not in dispute, and such failure continues for ____* Business Days after receipt of written notice of such failure;

16.1.2  Any representation or warranty of Supplier contained in this Agreement shall prove to be false or misleading at the time such representation or warranty is made and has a material adverse effect on either Party’s ability to perform its obligations hereunder, and such false or misleading representation or warranty and material adverse effect continues uncured for _____* days after receipt of written notice from Buyer;

16.1.3  Supplier or Supplier Parent voluntarily commences bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings; or shall have become insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an Assignment for the benefit of creditors and, with respect to Supplier Parent, Supplier has not delivered to Buyer another guaranty, bank bond or a letter of credit in a form reasonably acceptable to Buyer to replace the Supplier MSA Parent Guaranty;

16.1.4  Insolvency, receivership, reorganization, bankruptcy, or similar proceedings shall have been commenced against Supplier or Supplier Parent and such proceedings remain undismissed or unstayed for a period of _____* days and, with respect to Supplier Parent, Supplier has not delivered to Buyer another guaranty, bank bond or a letter of credit in a form, and from a Person, reasonably acceptable to Buyer to replace the Supplier MSA Parent Guaranty;

16.1.5  Supplier fails to cause the Supplier MSA Parent Guaranty to be maintained in full force and effect in accordance with its terms and such failure continues for _____* days after receipt of written notice of such failure and Supplier has not delivered to Buyer another guaranty, bank bond or a letter of credit in a form, and from a Person, reasonably acceptable to Buyer to replace the Supplier MSA Parent Guaranty;

16.1.6	Any Assignment by Supplier not in conformity with Section 19.3; or

16.1.7  Except as otherwise expressly provided for in this Section 16.1, Supplier is in material breach of its obligations under this Agreement (other than obligations for which liquidated damages are available therefor) and such material breach continues uncured for _____* days after receipt of written notice from Buyer.

16.2     Buyer Defaults. The occurrence of any one or more of the following events shall constitute an event of default by Buyer hereunder (a “Buyer Event of Default”):

16.2.1  Buyer fails to pay to Supplier any payment or issue any credit required under this Agreement which is not in dispute, and such failure continues for _____* Business Days after receipt of written notice of such failure;

16.2.2  Any representation or warranty of Buyer contained in this Agreement shall prove to be false or misleading at the time such representation or warranty is made and has a material adverse effect on either Party’s ability to perform its obligations hereunder, and such false or misleading representation or warranty and material adverse effect continues uncured for _____* days after receipt of written notice from Supplier;

16.2.3  Buyer voluntarily commences bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings, or shall have become insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors;

16.2.4  Insolvency, receivership, reorganization, bankruptcy, or a similar proceeding shall have been commenced against Buyer and such proceeding remains undismissed or unstayed for a period of _____* days;

16.2.5  Buyer fails to maintain, or cause to be maintained, in full force and effect any Payment Security in accordance with Section 4.13 and such failure continues for _____* days after receipt of written notice of such failure;

16.2.6	Any Assignment by Buyer not in conformity with Section 19.3; or

16.2.7  Except as otherwise expressly provided for in this Section 16.2, Buyer is in material breach of its obligations under this Agreement and such material breach continues uncured for _____* days after receipt of written notice from Supplier.

16.3     Cure of an Event of Default. In the event of a Supplier Event of Default under Sections 16.1.1, 16.1.4 or 16.1.7 or a Buyer Event of Default under Sections 16.2.2, 16.2.4, or 16.2.7, if such default is not reasonably capable of cure within the applicable time period specified thereunder but such default is reasonably capable of cure within the additional cure period set forth in this Section 16.3, then the default shall not be deemed an Event of Default if the defaulting Party commences to remedy the default within the relevant cure period set forth therein and thereafter diligently pursues such remedy until such default is fully cured; provided, however, that in no event shall such additional period of time for the defaulting Party to effect a cure for any such default exceed _____* days. Buyer agrees that it shall not terminate this Agreement in respect of any Supplier Event of Default under Sections 16.1 occurring with respect to Supplier, but not Supplier Parent, if Supplier Parent (or an Affiliate of Supplier reasonably acceptable to Buyer) shall have (i) cured in all material respects all such Supplier Events of Default (other than any default under Sections 16.1.3 or 16.1.4) and (ii) if there is then also a Supplier Event of Default under Sections 16.1.3 or 16.1.4, irrevocably assumed this Agreement. Any such assumption shall be pursuant to a written agreement reasonably acceptable to Buyer. Supplier agrees that it shall not terminate this Agreement in respect of any Buyer Event of Default under Section 16.2 if an Affiliate of Buyer reasonably acceptable to Supplier shall have (i) cured in all material respects all such Buyer Events of Default (other than any default under Sections 16.2.3 or 16.2.4) and (ii) if there is then also a Buyer Event of Default under Sections 16.2.3 or 16.2.4, irrevocably assumed this Agreement. Any such assumption shall be pursuant to a written agreement reasonably acceptable to Supplier.

16.4	Event of Default Remedies.
16.4.1	Termination.

(i)        Termination by Buyer. Upon the occurrence of a Supplier Event of Default (other than a breach of obligations for which liquidated damages are available therefor), Buyer may, until and unless the condition underlying the Supplier Event of Default is cured, by written notice to Supplier, terminate this Agreement after the expiration of the applicable cure period under Sections 16.1 or 16.3. Subject to the remedies set forth in Section 6.5, (a) the termination of this Agreement shall be without prejudice to any other rights or remedies which Buyer may have against Supplier hereunder or otherwise at law or in equity, and (b) no termination of this Agreement shall constitute a waiver, release or estoppel by Buyer of any right, action or cause of action it may have against Supplier.

(ii)       Termination by Supplier. Upon the occurrence of a Buyer Event of Default, Buyer may, until and unless the condition underlying the Buyer Event of Default is cured, by written notice to Buyer, terminate this Agreement after the expiration of the applicable cure period under Sections 16.2 or 16.3. The termination of this Agreement shall be without prejudice to any other rights or remedies which Supplier may have against Buyer hereunder or otherwise at law or in equity, and no termination of this Agreement shall constitute a waiver, release or estoppel by Supplier of any right, action or cause of action it may have against Buyer.

16.4.2  Right to Suspend Performance. In addition to the right to terminate pursuant to Section 16.4.1, upon the occurrence and during the continuance of an Event of Default, either Party shall have the right to suspend its performance hereunder of any portion thereof until such Event of Default has been cured, in which case, with respect to any suspension of performance, the affected Party shall be entitled to a Change Order for any increased costs and for any impact to the Guaranteed Delivery Dates attributable to the suspension of such performance.

16.4.3  Force Majeure Termination. If a material portion of Supplier’s obligations under this Agreement is delayed or interrupted for more than _____* months by reason of a Force Majeure Event, either Party may terminate this Agreement by providing ____* days’ written notice thereof to the other Party and, except with respect to obligations and liabilities that expressly survive termination or expiration of this Agreement, thereafter neither Party shall have any further obligations or liabilities hereunder, subject to Section 16.7.

16.5     Termination For Buyer Event of Default. In the event that this Agreement is terminated by Supplier pursuant to Section 16.4.1:

16.5.1  Supplier shall immediately (a) discontinue the its obligations hereunder, (b) conduct and provide to Buyer an inventory of the equipment and materials related to its obligations hereunder at the Delivery Point or en route to the Delivery Point, (c) remove its personnel and equipment related to its obligations hereunder from the Delivery Point, (d) remove from the Delivery Point and dispose of all waste, rubbish and debris associated with its obligations hereunder, and (e) take such steps, at Buyer’s sole cost and expense, as are reasonably necessary to preserve, inventory and protect the Turbine Equipment that is en route to the Delivery Point until the same is Delivered to the Delivery Point;

16.5.2  Buyer shall pay Supplier, within ____* Business Days following receipt of an invoice therefor, (i) for all Turbine Equipment that is Delivered, that portion of the obligations of Supplier hereunder performed (the amount due with respect to Delivered Components shall be the Aggregate Base Price prorated based on the number of Wind Turbines, or Components thereof, Delivered), and all other amounts due hereunder through and including the date of such termination in accordance with the requirements of this Agreement, reduced by any amounts previously paid by Buyer, (ii) for the reasonable out-of-pocket expense of negotiating and paying termination costs under Subcontracts and purchase orders, storage costs, transportation costs and all other costs incurred by Supplier that are reasonably necessary for the preservation, protection or disposition of the obligations of Supplier hereunder (including unused equipment and the Turbine Equipment) plus the reasonable overhead costs of Supplier in connection with such activities not to exceed ____* of such costs, (iii) without duplication of any amounts that may be payable pursuant to Section 17.1 or that are recovered under any insurance policies maintained by Supplier, for the actual loss caused by Buyer sustained to or upon any of Supplier’s or its Subcontractors’ or Vendors’ equipment, materials, tools, construction equipment and machinery and (iv) the actual and reasonable costs of early demobilization of personnel and equipment.

16.6     Termination For Supplier Event of Default. In the event that this Agreement is terminated by Buyer pursuant to Section 16.4.1:

16.6.1  Supplier shall immediately (a) discontinue the performance of its obligations hereunder, (b) conduct and provide to Buyer an inventory of the equipment and materials related to its obligations hereunder at the Delivery Point or en route to the Delivery Point, (c) remove its personnel and equipment from the Delivery Point, (d) remove from the Delivery Point and dispose of all waste, rubbish and debris associated with Supplier’s obligations hereunder, (e) execute any documents or instruments reasonably requested by Buyer related to the assignment to Buyer of Supplier’s agreements with its Subcontractors and Vendors (other than Existing Master Agreements) and, to the extent assignable, all separately created, stand-alone purchase orders entered into by Supplier under Existing Master Agreements, and (f) take such steps, at Supplier’s sole cost and expense, as are reasonably necessary to preserve, inventory and protect the Turbine Equipment that is en route to the Delivery Point until the same is Delivered to the Delivery Point;

16.6.2  Buyer shall pay Supplier, within _____* Business Days following receipt of an invoice therefor, for all Turbine Equipment Delivered, that portion of the obligations of Supplier hereunder performed and all other amounts due hereunder through and including the date of such termination in accordance with the requirements of this Agreement, reduced by any amounts previously paid by Buyer; provided, however, that Supplier shall be liable for, and shall pay to Buyer, within _____* Business Days following receipt of an invoice therefor, the costs in excess of the Aggregate Base Price reasonably incurred by Buyer to complete Supplier’s obligations hereunder, or any portion thereof, not completed by Supplier;

16.6.3  Following the date of termination, Buyer may complete the Project. Any work performed by or on behalf of Buyer to complete the Project shall be excluded from any warranties given under the Warranty Agreement.

16.7     Termination For Force Majeure Event. In the event that this Agreement is terminated by either Party pursuant to Section 16.4.3:

16.7.1  Supplier shall immediately (a) discontinue the performance of its obligations hereunder, (b) conduct and provide to Buyer an inventory of the equipment and materials related to Supplier’s obligations hereunder at the Delivery Point or en route to the Delivery Point, (c) remove its personnel and equipment from the Delivery Point, (d) remove from the Delivery Point and dispose of all waste, rubbish and debris associated with Supplier’s obligations hereunder, (e) execute any documents or instruments reasonably requested by Buyer related to the assignment to Buyer of Supplier’s agreements with its Subcontractors and Vendors (other than Existing Master Agreements) and, to the extent assignable, all separately created, stand- alone purchase orders entered into by Supplier under Existing Master Agreements, and (f) take such steps, at Buyer’s sole cost and expense, as are reasonably necessary to preserve, inventory and protect the Turbine Equipment that is en route to the Delivery Point until the same is Delivered to the Delivery Point;

16.7.2  Buyer shall make a termination payment to Supplier, within _____* Business Days following receipt of an invoice therefor, for (i) all Turbine Equipment Delivered, that portion of Supplier’s obligations hereunder performed and all other amounts due hereunder through and including the date of such termination in accordance with the requirements of this Agreement, reduced by any amounts previously paid by Buyer, (ii) all reasonable costs and expenses of negotiating and paying termination costs under Subcontracts and purchase orders, storage costs, transportation costs and all other costs incurred which are reasonably necessary for the preservation, protection or disposition of Supplier’s obligations hereunder (including unused equipment and the Turbine Equipment), (iii) without duplication of any amounts that may be payable pursuant to Section 17.1 or that are recovered under any insurance policies maintained by Supplier, the actual loss caused by Buyer sustained to or upon any equipment, materials, tools, construction equipment and machinery and (iv) the actual and reasonable costs of early demobilization of personnel and equipment.

16.8     Limitations on Transfer of Title Upon Termination. Notwithstanding anything in this Article 16 to the contrary, but subject to Article 5, upon termination of this Agreement Buyer shall not take title to any partially manufactured Wind Turbines; provided, however, that if this Agreement is terminated due to a Supplier Event of Default, Buyer shall receive a payment or, if applicable, a credit equal to that portion of the Aggregate Base Price paid by Buyer and attributable to any partially manufactured Wind Turbine to which Buyer did not receive title prior to termination.

16.9     Surviving Obligations. Termination or expiration of this Agreement, except as otherwise provided in any provision of this Agreement expressly limiting the liability of either Party, shall not relieve either Buyer or Supplier of any obligations or liabilities for (i) Losses to the other Party arising out of or caused by acts or omissions of such Party prior to the effectiveness of such termination or expiration or arising out of such termination or expiration, or (ii) the equipment supplied or other services hereunder already performed by a Party prior to the date of termination. This Article 16 shall survive the termination or expiration of this Agreement.

ARTICLE 17.

INDEMNIFICATION

17.1     Indemnification By Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Supplier and any of its officers, agents, shareholders, partners, directors, Affiliates, employees, representatives, consultants and advisors (each a “Supplier Indemnified Party”), from and against any and all Losses incurred or suffered by Supplier or any Supplier Indemnified Party for (a) any violation of any Applicable Law or Permit to be complied with hereunder by any Buyer Responsible Party; (b) injury to or death of persons including employees of Buyer or any loss of or physical damage to the property of any Supplier Indemnified Party or any third parties, to the extent arising out of or resulting from (i) any misuse of the Turbine Equipment by any Buyer Responsible Party or (ii) the intentional or negligent acts or omissions of any Buyer Responsible Party; (c) claims by third parties regarding the Turbine Equipment or the performance thereof after Delivery hereunder; and (d) any failure of any Buyer Responsible Party to pay for Taxes or Sales Taxes for which Buyer is responsible pursuant to this Agreement; provided, however, that Buyer shall have no liability for any Losses to the proportionate extent resulting from any Supplier’s performance or non-performance under this Agreement or the negligence or willful misconduct of any Supplier Responsible Party.

17.2     Indemnification By Supplier. Supplier hereby agrees to indemnify, defend and hold harmless Buyer and any of its respective officers, agents, shareholders, partners, directors, employees, representatives, consultants and advisors (each a “Buyer Indemnified Party”), from and against any and all Losses incurred or suffered by Buyer or any Buyer Indemnified Party for (a) any violation of any Applicable Law or Permit to be complied with hereunder by any Supplier Responsible Party; (b) injury to or death of persons including employees of Supplier or any loss of or physical damage to the property of any Buyer Indemnified Party or any third parties to the extent arising out of or resulting from (i) any misuse or damage of the Turbine Equipment by any Supplier Responsible Party or (ii) the intentional or negligent acts or omissions of any Supplier Responsible Party; and (c) any failure of any Supplier Responsible Party to pay for Taxes for which Supplier is responsible pursuant to this Agreement; provided, however, that Supplier shall have no liability for any Losses to the proportionate extent resulting from any Buyer’s performance or non-performance under this Agreement or the negligence or willful misconduct of any Buyer Responsible Party. The Parties agree that obligations giving rise to the payment of liquidated damages under this Agreement shall not give rise to a claim of indemnity under this Section 17.2, and this Section 17.2 shall not apply with respect to infringement or claims of infringement of any patent, copyright, trade secret or other intellectual property right by the Turbine Equipment or Licensed Technology.

17.3     Comparative Negligence It is the intent of the Parties that where, as between the Parties, negligence is determined to have been joint or contributory, each Party shall bear the proportionate cost of any Loss attributable to that Party’s negligence.

17.4     Indemnity from Liens. Supplier shall indemnify and protect Buyer and its respective Affiliates, officers, directors, members, agents and employees from and against all Liens (a) filed in connection with the performance of Supplier’s obligations hereunder and (b) in respect of the Turbine Equipment, in each case other than those Liens that Supplier is permitted to maintain hereunder or for which Supplier has provided security pursuant to Section 6.10.1 and Liens created by or arising through Buyer.

17.5     Indemnification Procedure. When a Party hereunder (“Indemnifying Party”) is required to indemnify the other Party (“Indemnified Party”) in accordance with this Article 17, the Indemnifying Party shall assume on behalf of such Indemnified Party, and conduct with due diligence and in good faith, the defense of any claim against such Party, whether or not the Indemnifying Party shall be joined therein, and the Indemnified Party shall promptly notify the Indemnifying Party of such claim and cooperate with the Indemnifying Party in such defense. The Indemnifying Party shall be in charge of the defense and settlement of such claim; provided, however, that without relieving the Indemnifying Party of its obligations hereunder or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel in the defense of any such claim, but the fees and expenses (including attorneys’ fees and legal costs) shall be at the expense of such Indemnified Party. Notwithstanding the foregoing, in the event that (a) the Indemnified Party shall have reasonably concluded, acting in good faith and on the advice of counsel, that there exists a material conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (b) the Indemnifying Party fails to contest such claim in good faith by appropriate proceedings within a reasonable time following written demand therefor from the Indemnified Party, then in either such event the Indemnified Party shall be entitled, upon written notice to the Indemnifying Party, to assume control of the defense or settlement of such claim and shall be entitled to use its own counsel and in the latter case, the reasonable fees and expenses (including attorneys’ fees and legal costs) of which shall be paid or reimbursed by the Indemnifying Party to the Indemnified Party. No Indemnifying Party shall settle any such claims or actions in a manner which would require any action or forbearance from action by any Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

17.6	Infringement Indemnification by Supplier.
17.6.1	Indemnity by Supplier.

(i)        Indemnity. If an action is brought against Buyer claiming that its use, as permitted herein, of the Turbine Equipment or the Licensed Technology infringes any Intellectual Property arising or existing under Applicable Law within the Territory, Supplier shall defend Buyer, its officers, directors, employees and agents, at Supplier’s expense, and shall pay any Infringement Claim Costs finally awarded against Buyer in the action specifically on account of such infringement, but only if (1) Buyer notifies Supplier promptly upon learning that the claim might be asserted, (2) notwithstanding Section 17.5, Supplier has sole control over the defense of the claim and any negotiation for its settlement or compromise, and (3) Buyer takes no action that impairs Supplier’s defense of the claim.

(ii)       Corrective Actions. If Buyer’s permitted use of the Turbine Equipment or the Licensed Technology is enjoined or if Supplier’s performance of its obligations hereunder is materially impaired by reason of such third party claim, Supplier shall use commercially reasonable efforts, at its option and expense, to continue its performance of its obligations hereunder, including without limitation, at its own election (1) to substitute an equivalent non-infringing item or process for the allegedly infringing item or process, (2) to modify the allegedly infringing item or process so that it no longer infringes but remains functionally equivalent or (3) to obtain for Buyer the right to continue using or selling such item or process. Nothing herein constitutes a guarantee by Supplier that such efforts will succeed in avoiding the infringement claim or that Supplier will be able to replace the infringing item or process with an item or process of comparable functionality or effectiveness. If Supplier reasonably believes that an injunction against use of the Turbine Equipment or the Licensed Technology may be granted within the Territory, Supplier may at its option and expense take any of the foregoing actions in order to minimize its liability.

(iii)      Exclusions. This Section 17.6 does not apply to, and Supplier assumes no liability with respect to, claims for patent infringement or copyright infringement or improper use of other proprietary rights (including any license or Intellectual Property, whether by way of copyright or otherwise) to the extent that such claims relate, in whole or in part, to (a) Buyer’s modification of the Licensed Technology or the Turbine Equipment made without Supplier’s written consent or contrary to Supplier’s written instructions, (b) the combination of the item with other products, materials, equipment, parts or apparatus and not approved by Supplier acting reasonably, (c) any modifications to the Licensed Technology or the Turbine Equipment made by Supplier to accommodate any requirements of Buyer or (d) a failure to promptly install an update required by Supplier.

17.6.2  Entire Liability. THE FOREGOING PROVISIONS OF THIS SECTION 17.6 STATE THE ENTIRE LIABILITY AND OBLIGATION OF SUPPLIER AND THE EXCLUSIVE REMEDY OF BUYER, WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY BY THE TURBINE EQUIPMENT OR THE LICENSED TECHNOLOGY OR ANY PART THEREOF, EXCEPT TO THE EXTENT THAT SUCH LIABILITY CANNOT BE EXCLUDED IN ACCORDANCE WITH MANDATORY LEGAL REQUIREMENTS.

17.6.3  Notifications. Buyer shall promptly notify Supplier in writing following receipt of written notice of any claims alleging infringement of patents or other proprietary rights occurring in connection with Supplier’s performance of its obligations hereunder, and shall provide Supplier with all information in its possession relevant to such claim. In turn, Supplier shall notify Buyer as soon as practical in writing of any claims which Supplier may receive alleging infringement of patents or other proprietary rights which may affect Supplier’s performance of Supplier’s obligations under this Agreement or Buyer’s right to own, operate and maintain the Turbine Equipment.

17.7	Infringement Indemnification by Buyer.
17.7.1	Indemnity by Buyer.

(i)        Indemnity. If an action is brought against Supplier claiming that its use, as permitted herein, of any works, materials or other Intellectual Property supplied by Buyer to Supplier (“Buyer Intellectual Property”) or any condition or event described in Section 17.6.1(iii) infringes any Intellectual Property arising or existing under Applicable Law within the Territory, Buyer shall defend Supplier, its officers, directors, employees and agents, at Buyer’s expense, and shall pay Infringement Claim Costs finally awarded against Supplier in the action specifically on account of such infringement, but only if (1) Supplier notifies Buyer promptly upon learning that the claim might be asserted, (2) notwithstanding Section 17.5, Buyer has sole control over the defense of the claim and any negotiation for its settlement or compromise and (3) Supplier takes no action that impairs Buyer’s defense of the claim.

(ii)       Corrective Actions. If Supplier’s permitted use of the Buyer Intellectual Property is enjoined by reason of such third party claim, Buyer shall use commercially reasonable efforts, at its option and expense, at its own election (1) to substitute an equivalent non-infringing item or process for the allegedly infringing item or process, (2) to modify the allegedly infringing item or process so that it no longer infringes but remains functionally equivalent, or (3) to obtain for Supplier the right to continue using or selling such item or process. Nothing herein constitutes a guarantee by Buyer that such efforts will succeed in avoiding the infringement claim or that Buyer will be able to replace the infringing item or process with an item or process of comparable functionality or effectiveness. If Buyer reasonably believes that an injunction against the use of the Buyer Intellectual Property may be granted within the Territory, Buyer may at its option and expense take any of the foregoing actions in order to minimize its liability.

(iii)      Exclusions. This Section 17.7 does not apply to, and Buyer assumes no liability with respect to, claims for patent infringement or copyright infringement or improper use of other proprietary rights (including any license or Intellectual Property, whether by way of copyright or otherwise), to the extent that such claims relate, in whole or in part, to Supplier’s modification of the Buyer Intellectual Property made without Buyer’s written consent or contrary to Buyer’s written instructions.

17.7.2  Entire Liability. THE FOREGOING PROVISIONS OF THIS SECTION 17.7 STATE THE ENTIRE LIABILITY AND OBLIGATION OF BUYER AND THE EXCLUSIVE REMEDY OF SUPPLIER, WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY BY THE BUYER INTELLECTUAL PROPERTY OR ANY PART THEREOF, EXCEPT TO THE EXTENT THAT SUCH LIABILITY CANNOT BE EXCLUDED IN ACCORDANCE WITH MANDATORY LEGAL REQUIREMENTS.

17.7.3  Notifications. Supplier shall promptly notify Buyer in writing following receipt of written notice of any claims alleging infringement of patents or other proprietary rights occurring in connection with the Buyer Intellectual Property, and shall provide Buyer with all information in its possession relevant to such claim.

17.8     Survival. The indemnities set forth in this Article 17 shall survive the termination or expiration of this Agreement.

ARTICLE 18.

DISPUTE RESOLUTION

18.1     Referral to Senior Management. In the event of any controversy, claim or dispute between the Parties hereto arising out of or related to this Agreement, or the alleged breach, termination, or invalidity hereof (“Dispute”), within two (2) Business Days following the delivered date of a written request by either Party, (i) each Party shall appoint a representative (individually, a “Party Representative”, together, the “Parties’ Representatives”), and (ii) the Parties’ Representatives shall meet, negotiate and attempt in good faith to resolve the Dispute quickly, informally and inexpensively. In the event the Parties’ Representatives cannot resolve the Dispute within three (3) Business Days after commencement of negotiations, within ten (10) days following any request by either Party at any time thereafter, each Party Representative (a) shall independently prepare a written summary of the Dispute describing the issues and claims, (b) shall exchange its summary with the summary of the Dispute prepared by the other Party Representative, and (c) shall submit a copy of both summaries to a senior officer of the Party with authority to irrevocably bind the Party to a resolution of the Dispute. Within ten (10) Business Days after receipt of the Dispute summaries, the senior officers for both Parties shall negotiate in good faith to resolve the Dispute.

18.2     Arbitration Procedure. Any Dispute not resolved pursuant to the management discussions contemplated in Section 18.1 after thirty (30) days will be submitted for arbitration before a single arbitrator in accordance with the provisions contained herein and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of the arbitration (“Rules”); provided, however, that notwithstanding any provisions of such Rules, the Parties shall have the right to take depositions (up to three (3) per Party) and obtain limited discovery regarding the subject matter of the arbitration. If the Parties cannot agree upon an arbitrator within twenty (20) days following the filing of the Arbitration Notice, then the arbitrator shall be selected in accordance with the Rules. Any Party desiring arbitration shall serve on the other Party and the regional case management center of AAA administering cases for such location in accordance with the aforesaid Rules, its notice of intent to arbitrate (“Arbitration Notice”). The Arbitration Notice shall be made within a reasonable time after the Dispute has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such Dispute would be barred by the applicable statute of limitations. All arbitration shall take place in the Chicago, Illinois metropolitan area, unless otherwise agreed to by the Parties. Each Party shall be required to exchange documents to be used in the arbitration proceeding not less than fifteen (15) days prior to the arbitration. The Parties shall use all commercially reasonable efforts to conclude the arbitration as soon as practicable. The arbitrator shall determine all questions of fact and law relating to any Dispute hereunder, including whether or not any Dispute is subject to the arbitration provisions contained herein. The arbitration proceedings provided hereunder are hereby declared to be self executing, and it shall not be necessary to petition a court to compel arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

18.3     Fees. Each Party shall share equally the fees of the arbitrator or Independent Engineer, and the costs and expenses of the arbitration. Each Party shall pay its own attorneys’ and expert witness fees and other costs associated with the arbitration.

18.4     Performance During Dispute. Provided that the disputing Party has complied with its notice provisions under this Article 18, within the relevant cure period set forth in Sections 16.1, 16.2, or 16.3, as applicable, while any controversy, dispute or claim arising out of or relating to this Agreement is pending, Buyer and Supplier shall continue to perform their obligations hereunder notwithstanding such controversy, dispute or claim, except with respect to Disputes respecting amounts payable by Buyer hereunder for which Buyer has not paid to Supplier all undisputed amounts due, in which case Supplier shall have the right to suspend performance subject to the notice and cure periods set forth in Section 16.2.1.

18.5     Third Parties. If a controversy, claim, dispute or difference arises between Buyer and Supplier which is subject to the arbitration provisions hereunder and there exists or later arises a controversy, claim, dispute or difference between Buyer and/or Supplier and any third party arising out of or related to the same transaction or series of transactions (“Third Party Controversy”), Buyer or Supplier shall be entitled to require that (i) the other Party be joined as a party to any arbitration of such Third Party Controversy being pursued with such third party and Supplier or Buyer (as the case may be) shall permit, and cooperate in, such joinder or (ii) the third party be joined as a party to the arbitration proceeding hereunder; provided, however, that for purposes of clause (i) above the rules and procedures applicable to the arbitration of such Third Party Controversy are substantially the same in all material respects as provided for herein; and provided, further that, for purposes of clause (ii) above, the third party consents to such joinder within ten (10) days after an Arbitration Notice has been filed. Once a third party is joined to a dispute hereunder pursuant to this Section 18.5, such third party shall be entitled to treatment as a Party for purposes of the arbitration procedures of Section 18.2.

18.6     Resolution of Project Document Disputes. In the case of disputes described in Section 3.7.3 which cannot be settled amicably by the Parties, such disputes shall be submitted for arbitration in accordance with Section 18.2 but shall be subject to the provisions of this Section 18.6. In such case, each Party shall submit written proposals for resolution of the dispute to a single arbitrator selected in accordance with the Rules within ten (10) days after selection of such arbitrator. The decision of the arbitrator shall be one of the proposals submitted by the Parties for resolution of the dispute; the arbitrator may not decide any compromise or other resolution. Upon the written request of either Party, the arbitrator shall be required to solicit the advice of a technical expert mutually agreed to by the Parties, and the Parties shall share the fees of any such technical expert equally. If the Parties cannot agree on a technical expert, such technical expert will be appointed in accordance with the Rules.

18.7     Independent Engineer. In the case of any dispute described in Section 3.4.3, either Party, upon prior written notice to the other Party, may submit to the Independent Engineer for determination the question of whether Supplier properly applied the Site Review Criteria to the Project Site Data. The Parties acknowledge that the Independent Engineer shall have no authority or discretion to challenge any aspect of the Site Review Criteria, including the methods and tolerances contained therein, and that the Independent Engineer’s review shall be limited to evaluating whether Supplier has correctly applied the Site Review Criteria to the Project Site Data. The Independent Engineer shall provide a written determination of such question, including the basis for the decision, within twenty (20) days of receipt of request from a Party. At least three (3) days prior to the Independent Engineer making its determination hereunder, the Independent Engineer shall meet with the Parties and discuss the written submissions of the Parties, if any. The Independent Engineer’s review and determination shall be the sole legally binding forum available to the Parties for resolution of disputes in connection with a Site Review. The decision of the Independent Engineer shall be final and binding on each of the Parties and may be enforced by the prevailing Party in any court of competent jurisdiction. There shall be no appeal from or reexamination of the determination of the Independent Engineer.

18.8     Language . All arbitration proceedings shall be conducted in the English language.

18.9     Survival. The provisions set forth in this Article 18 shall survive the termination or expiration of this Agreement.

ARTICLE 19.

GENERAL PROVISIONS

19.1     Waiver. No delay or omission by the Parties in exercising any right or remedy provided for herein shall constitute a waiver of such right or remedy nor shall it be construed as a bar to or waiver of any such right or remedy on any future occasion.

19.2     Right of Waiver. Each Party, in its sole discretion, shall have the right, but shall have no obligation, to waive, defer or reduce any of the requirements to which the other Party is subject under this Agreement at any time; provided, however, that neither Party shall be deemed to have waived, deferred or reduced any such requirements unless such action is in writing and signed by the waiving Party. A Party’s exercise of any rights hereunder shall apply only to such requirements and on such occasions as such Party may specify and shall in no event relieve the other Party of any requirements or other obligations not so specified.

19.3     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted Assignees of Supplier and Buyer. Without limiting Buyer’s rights under Section 3.8, this Agreement, and any rights or obligations hereunder, may only be Assigned or novated in whole, and not in part. Further, neither Party may Assign or novate this Agreement or any rights or obligations hereunder, except: (i) upon the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Supplier shall have no obligation to consent to any Assignment unless the proposed Assignee is (A) a creditworthy entity with a Credit Rating on the date of the Assignment at least equal to the Credit Rating of the Designated Owner on the Effective Date, (B) not a wind turbine manufacturer or an Affiliate of a wind turbine manufacturer, and (C) not in litigation, arbitration or other dispute resolution proceeding with Supplier or an Affiliate of Supplier; (ii) to an Affiliate upon prior written notice to the other Party, provided, however, that in the case of Buyer, such Affiliate is not a wind turbine manufacturer or an Affiliate of a wind turbine manufacturer; or (iii) upon prior written notice to the other Party to any entity succeeding to all or substantially all of such Party’s assets or business (whether by sale of assets, stock, merger, operation of law or otherwise); provided, however, that in the case of Buyer, such entity is not a wind turbine manufacturer or an Affiliate of a wind turbine manufacturer. Notwithstanding the foregoing, upon any Assignment or novation of this Agreement by either Party, any Payment Security required to be maintained by such Person hereunder shall remain in full force and effect until Supplier or Buyer, as applicable, is issued and accepts alternate payment security. If the fair market value of the consideration received in connection with any assignment or novation of this Agreement pursuant to clause (i) above can be determined for the relevant assets and is greater than the Aggregate Base Price, Buyer shall pay to Supplier ____* of the amount of such consideration, on an after tax basis, as determined by Buyer or the Designated Owner in accordance with its standard accounting practices, that is in excess of the Aggregate Base Price for the relevant assets within _____* days following Buyer’s receipt thereof. No Assignment or novation shall relieve either Party of its respective obligations hereunder, except to the extent such obligations are novated with such Assignment. Any assignment not in conformity with this Agreement shall be null and void.

19.4     Notices. Any notice or invoice required or authorized to be given hereunder or any other communications between the Parties provided for under the terms of this Agreement shall be in writing (unless otherwise provided) and shall be served personally or by reputable express courier service or by facsimile transmission addressed to the relevant Party at the address stated below or at any other address notified by that Party to the other as its address for service. Any notice so given personally or by express courier shall be served on delivery, and any notice so given by facsimile transmission shall be served on written, e-mail or facsimile confirmation of receipt by the named recipient.

The Parties’ addresses for notice and service are:

To Buyer:

              For Operational Issues:

[insert applicable Designated Owner]

c/o Alliant Energy Corporate Services, Inc.

Attention: Director, Wind Energy Development

200 First St. S.E.

Cedar Rapids, IA 52401-1409

Tel: 319-786-4304

Fax: 319-786-4714

              For Legal Issues:

[insert applicable Designated Owner]

c/o Alliant Energy Corporate Services, Inc.

Attention: Senior Attorney for Wind Energy Development

200 First St. S.E.

Cedar Rapids, IA 52401-1409

Tel: 319-786-7224

Fax: 319-786-4533

To Supplier:	Vestas-American Wind Technology, Inc. 1881 SW Naito Parkway, Ste. 100 Portland, OR 97201 Attention: President Telephone: (503) 327-2000 Facsimile: (503) 327-2001

19.5     Governing Law. This Agreement and all matters arising hereunder or in connection herewith shall be governed by, interpreted under, construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement for any purpose.

19.6     Consent to Jurisdiction. Each of the Parties hereby irrevocably consents and agrees that any legal action or proceedings brought to enforce any arbitral award granted pursuant to Section 18.2 may be brought in the United States or New York state or federal courts located in the borough of Manhattan, New York, New York, and by execution and delivery of this Agreement, each of the Parties hereby (i) accepts the jurisdiction of the foregoing courts for purposes of enforcement of any such arbitral award, (ii) irrevocably agrees to be bound by any final judgment (after any appeal) of any such court with respect thereto, and (iii) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect hereto brought in any such court, and further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that a final judgment (after any appeal) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner to the extent provided by law.

19.7     Amendments. This Agreement may be modified or amended only by an instrument in writing signed by both Parties hereto.

19.8     Entire Agreement. This Agreement, and all exhibits attached hereto and listed in the Table of Contents, contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous discussions, agreements and commitments between the Parties with respect thereto, and any prior and contemporaneous confidentiality agreements executed by the Parties in respect of the transactions contemplated by this Agreement, and there are no agreements or understandings between the Parties respecting the subject matter hereof, whether oral or written, other than those set forth herein and neither Party has relied upon any representation, express or implied not contained in this Agreement.

19.9     Independent Contractor. Supplier is an independent contractor and nothing contained herein shall be construed as constituting any relationship with Buyer other than that of purchaser and independent contractor, nor shall it be construed as creating any relationship whatsoever between Buyer and Supplier, including employer/employee, partners or joint venture parties.

19.10   Survival. All provisions of this Agreement that either expressly by their terms survive or, by their nature are to survive or come into or continue in force and effect after the expiration or termination of this Agreement shall remain in effect and be enforceable following such expiration or termination. The provisions of this Article 19 shall survive expiration or termination of this Agreement.

19.11   Further Assurances. Supplier and Buyer agree to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party which are not inconsistent with the provisions of this Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement, including reasonable assistance during audits by a taxing authority.

19.12   Counterparts. This Agreement may be executed by the Parties in one or more counterparts, all of which taken together, shall constitute one and the same instrument.

19.13   NO IMPLIED WARRANTIES. THE WARRANTIES OF SUPPLIER SET FORTH IN THIS AGREEMENT ARE SUPPLIER’S SOLE AND EXCLUSIVE WARRANTIES AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND SUPPLIER MAKES NO OTHER WARRANTIES TO BUYER, EITHER EXPRESS OR IMPLIED, FOR PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CUSTOM, USAGE OR OTHERWISE. THERE ARE NO OTHER WARRANTIES, AGREEMENTS, ORAL OR WRITTEN, OR UNDERSTANDINGS THAT EXTEND BEYOND THOSE SET FORTH HEREIN AND NO OTHER WARRANTY, ORAL OR WRITTEN, WHICH MIGHT HAVE BEEN GIVEN BY AN EMPLOYEE, AGENT OR REPRESENTATIVE OF SUPPLIER IS AUTHORIZED BY SUPPLIER.

19.14   Headings. The headings to Articles, Sections and Exhibits of this Agreement are for ease of reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained herein. Similarly, the references to “Buyer” and “Supplier” in this Agreement are shorthand used for convenience only, and shall not alter the fact that Vestas-American Wind Technology, Inc. is licensing, not selling, the Licensed Technology to Buyer, in accordance with Article 8.

19.15   No Rights in Third Parties. Except as otherwise expressly provided herein, this Agreement and all rights hereunder are intended for the sole benefit of the Parties hereto and shall not imply or create any rights on the part of, or obligations to, any other Person.

19.16   Severability. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

19.17   Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. Any rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, or any amendments or Exhibits hereto.

19.18   Effectiveness. This Agreement shall be effective on, and shall be binding upon, the Parties hereto upon the full execution and delivery of this Agreement, as of the Effective Date.

19.19   English Language Documents. Any document, manual, drawing, exhibits, certificate or notice required or authorized to be given hereunder for the operation of the Project and all proceedings related hereto shall be provided or conducted in the English language.

19.20   Notices, Consents and Approvals in Writing. Except as otherwise expressly provided herein, any consents, authorizations, notices and approvals contemplated herein shall be in writing.

19.21   Federal Contractor Requirements. To the extent the following are, pursuant to their terms, applicable to Supplier, Supplier agrees to comply with (i) all applicable provisions of Executive Order 11246, as amended by Executive Order 11375 and all rules, regulations, and relevant orders of the Secretary of Labor related to equal employment opportunity as in effect on the date of this Agreement, including without limitation, the equal opportunity clause set forth at 41 C.F.R. 60-1.4(a), (ii) all applicable provisions of the Vietnam Era Veterans Readjustment Assistance Act of 1974 (38 USC 2012) and all applicable rules, regulations, and relevant orders related to employment of Vietnam veterans as in effect on the date of this Agreement, including without limitation, the affirmative action clause set forth at 41 C.F.R. 60-250.4, and (iii) all applicable provisions of the Rehabilitation Act of 1973, as amended, and all rules, regulations, and relevant orders related to employment of a Person with a Disability as in effect on the date of this Agreement, including without limitation, the equal opportunity clause set forth at 41 C.F.R. 60-741.5(a).

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Master Supply Agreement to be executed as of the date first stated above.

VESTAS-AMERICAN WIND TECHNOLOGY, INC., a California corporation	ALLIANT ENERGY CORPORATE SERVICES, INC., an Iowa corporation, as agent for Interstate Power and Light Company, an Iowa corporation, and Wisconsin Power and Light Company, a Wisconsin corporation
By:__________________________________ Name: Jens Søby Title: President	By:__________________________________ Name: Title: